Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

GALIL MEDICAL, INC.

GALIL MERGER SUB, INC.

and

PERSEON CORPORATION

Dated as of October 26, 2015

i

TABLE OF CONTENTS
(Continued)

TABLE OF CONTENTS
(Continued)

Exhibit A	Conditions to the Offer
Exhibit B	Non-Public Warrant Consideration

INDEX OF DEFINED TERMS

Definition	Location

401(k) Plan	6.1(b)(vii)
510(k)s	4.11(d)
Acceptable Confidentiality Agreement	6.2(h)(i)
Acceptance Time	8.1(c)
Action	4.10
Affiliate	9.3(a)
Affiliate Transaction	4.25
Agreement	Preamble
Book-Entry Shares	3.3(a)
Business Day	9.3(b)
Certificate of Merger	2.3
Certificates	3.3(a)
Closing	2.2
Closing Date	2.2
Code	3.4
Company	Preamble
Company Acquisition Agreement	6.2(b)
Company Adverse Recommendation Change	6.2(b)
Company Board	Recitals
Company Bylaws	4.1(b)
Company Charter	4.1(b)
Company Common Stock	4.2(a)
Company Disclosure Letter	Article IV
Company Expenses	8.3(e)
Company Financial Advisor	4.29
Company Marks	4.19(i)
Company Patents	4.19(b)
Company Plans	4.12(a)
Company Preferred Stock	4.2(a)
Company Registered Copyrights	4.19(b)
Company Registered IP	4.19(b)
Company Registered Marks	4.19(b)
Company SEC Documents	4.6(a)
Company Stock Awards	4.2(b)
Company Stock Option	3.2
Company Stock Plans	3.2
Company Stockholder Approval	4.4(a)
Company Stockholders’ Meeting	6.3(b)
Confidentiality Agreement	6.4
Contract	4.5(a)
control	9.3(c)

INDEX OF DEFINED TERMS
(Continued)

Definition	Location

Copyrights	4.19(a)
Delaware Secretary of State	2.3
DGCL	2.1
Dissenting Shares	3.5
Effective Time	2.3
Environmental Law	4.14(a)
Environmental Permit	4.14(a)
ERISA	4.12(a)
Exchange Act	1.1(a)
Exchange Agent	3.3
Exchange Fund	3.3
FDA Laws	4.11(c)
Financing	6.13(a)
Financing Agreement	6.13(b)
Financing Proceeds Condition	Exhibit A
Foreign Device Laws	4.11(c)
GAAP	4.6(b)
Governmental Entity	4.5(b)
Hazardous Substances	4.14(a)
Indebtedness	6.1(a)(vii)
Independent Directors	1.4(c)
Intellectual Property	4.19(a)
IRS	4.12(a)
knowledge	9.3(d)
Law	4.5(a)
Leased Real Property	4.18(b)
Liability	9.3(e)
Liens	4.2(a)
Marks	4.19(a)
Material Adverse Effect	4.1(a)
Material Contracts	4.16(a)
Merger	Recitals
Merger Agreement	Exhibit A
Merger Sub	Preamble
Minimum Public Warrant Condition	Exhibit A
Minimum Share Condition	Exhibit A
Non-Public Warrant Consideration	6.9
Non-Public Warrants	Recitals
Notice Period	6.2(e)
OFAC	4.27
Offer	Recitals
Offer Conditions	1.1(e)

v

INDEX OF DEFINED TERMS
(Continued)

Definition	Location

Offer Documents	1.2
Outside Date	1.1(f)
Owned Real Property	4.18(b)
Parent	Preamble
Parent Expenses	8.3(c)
Parent Material Adverse Effect	5.1
Patents	4.19(a)
PBGC	4.12(d)(ii)
Permits	4.11(b)
Permitted Liens	4.18(a)
Person	9.3(f)
PMAs	4.11(d)
Proper Delivery	3.3(a)
Proxy Statement	4.8
Public Warrant Consideration	1.1(c)
Public Warrant Merger Consideration	3.1(d)
Public Warrantholders	9.3(h)
Public Warrants	Recitals
Related Party	4.25
Representatives	6.2(a)
Reverse Termination Fee	8.3(d)
Sarbanes-Oxley Act	4.6(a)
Schedule 14D-9	1.3(b)
Schedule TO	1.2
SEC	1.1(f)
Securities Act	4.5(b)
Share Consideration	1.1(b)
Share Merger Consideration	3.1(a)
Shares	Recitals
SSA	4.11(b)
Stockholders	9.3(i)
Subsidiary	9.3(j)
Superior Proposal	6.2(h)(iii)
Surviving Corporation	2.1
Takeover Laws	4.23
Takeover Proposal	6.2(h)(ii)
Tax	9.3(k)
Tax Return	9.3(l)
Termination Fee	8.3(b)(ii)
Trade Secrets	4.19(a)
Worker Safety Laws	4.13(f)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 26, 2015, between Galil Medical, Inc., a Delaware corporation (“Parent”), Galil Merger Sub, Inc., a Delaware corporation and wholly-owned Subsidiary of Parent (“Merger Sub”) and Perseon Corporation, a Delaware corporation (the “Company”).

RECITALS
WHEREAS, it is proposed that Merger Sub shall commence an offer (the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.001 per share, of the Company (the “Shares”) and all of the outstanding publicly-traded warrants for the purchase of common stock of the Company (the “Public Warrants”) for the consideration and on the terms and subject to the conditions set forth herein;

WHEREAS, each Share accepted by Merger Sub in accordance with the terms of the Offer will be exchanged for the Share Consideration and each Public Warrant will be exchanged for the Public Warrant Consideration;

WHEREAS, concurrently with the Offer, but as separately negotiated transactions, Parent and Merger Sub will negotiate with each holder of a non-public warrant issued pursuant to the warrant agreements listed on Exhibit B (collectively, the “Non-Public Warrants”) for the termination of such Non-Public Warrants in exchange  for the Non-Public Warrant Consideration;

WHEREAS, the parties intend that, following the consummation of the Offer, Merger Sub shall be merged with and into the Company, with the Company surviving that merger, on the terms and subject to the conditions set forth herein (the “Merger”), and each Share that is issued and outstanding immediately prior to the Effective Time (other than each such Share that is owned by Parent or any of its wholly owned Subsidiaries immediately prior to the Effective Time and each Share that is held in the treasury of the Company or owned by the Company or any of its wholly-owned Subsidiaries immediately prior to the Effective Time and any Dissenting Shares) will be canceled and converted into the right to receive the Share Merger Consideration, all subject to and in accordance with the provisions set forth herein, including the adjustment provisions herein;

WHEREAS, provided the Minimum Public Warrant Condition is achieved, Merger Sub intends to amend the Public Warrants to cause each Public Warrant not tendered for exchange in the Offer to be deemed cancelled and converted into the right to receive the Public Warrant Merger Consideration;

WHEREAS, the Boards of Directors of Parent and Merger Sub have each unanimously approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that it is in the best interests of the Company and its Stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger, and (iii) resolved and agreed to recommend that the Stockholders accept the Offer, tender their Shares pursuant to the Offer and adopt this Agreement (if required by applicable Law);

WHEREAS, Parent and the Company acknowledge and agree that the Merger will be effected pursuant to Section 251(h) of the DGCL and shall be consummated as soon as practicable following consummation of the Offer; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe certain conditions to the Offer and the Merger as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE OFFER

Section 1.1 The Offer

(a) Provided that this Agreement shall not have been terminated in accordance with Article VIII and none of the events set forth in paragraph (g) of Exhibit A shall exist or have occurred and be continuing, as promptly as reasonably practicable, and in any event no later than the later of the 10th calendar day after the date hereof and November 5, 2015 Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”)) the Offer.

(b) In the Offer, each Share accepted by Merger Sub in accordance with the terms and subject to the conditions of the Offer shall be exchanged for the right to receive $1.00 in cash, without interest and subject to any withholding of Taxes required by applicable Law (such amount for each Share or such higher price per Share that may be paid pursuant to the Offer, the “Share Consideration”).

(c) In the Offer, each Public Warrant accepted by Merger Sub in accordance with the terms and subject to the conditions of the Offer shall be exchanged for the right to receive $0.02 in cash, without interest and subject to any withholding of Taxes required by applicable Law (such amount for each Public Warrant or such higher price per Public Warrant that may be paid pursuant to the Offer, the “Public Warrant Consideration”).

(d) [Intentionally Omitted.]

(e) The obligations of Merger Sub, and of Parent to cause Merger Sub, to accept for payment and pay for any Shares or Public Warrants tendered pursuant to the Offer shall be subject to the satisfaction by the Company or waiver by Merger Sub of the conditions set forth in Exhibit A hereto (the “Offer Conditions”) and the terms and conditions hereof.  Merger Sub expressly reserves the right, in its sole discretion, to waive any Offer Condition or to modify the terms or conditions of the Offer, except that, without the consent of the Company, Merger Sub shall not (i) reduce the Share Consideration, (ii) change the form of consideration payable in the Offer (other than by adding consideration pursuant to Section 6.2(e)), (iii) reduce the number of Shares subject to the Offer, (iv) waive or change the Minimum Share Condition, (v) add to the Offer Conditions, (vi) extend the expiration of the Offer except as required or permitted by Section 1.1(f), or (vii) otherwise modify any Offer Condition or any term of the Offer set forth in this Agreement in a manner adverse to the holders of Shares.

(f) The Offer shall expire in accordance with its terms on the date that is 20 Business Days after the commencement of the Offer, except as may otherwise be required by applicable Law; provided, however, that Merger Sub may (but shall not be obligated to), without the consent of the Company, extend the Offer (i) if at the scheduled expiration date of the Offer any of the Offer Conditions shall not have been satisfied or waived, for one or more successive periods of up to 20 Business Days per extension until the earlier to occur of (A) the date such Offer Conditions are satisfied or waived or (B) January 31, 2016 (the “Outside Date”) or (ii) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof or the rules of NASDAQ applicable to the Offer.

(g) Subject to the terms of the Offer and this Agreement and the satisfaction or waiver by Merger Sub of all of the Offer Conditions, Merger Sub will accept for payment and pay for all Shares and Public Warrants validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the expiration date thereof (as the same may be extended or required to be extended).

Section 1.2 Offer Documents

As soon as practicable on the date of the commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits, the offer to purchase and a form of letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any amendments and supplements thereto, the “Offer Documents”). The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC and Parent and Merger Sub shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel.  The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company required by the Exchange Act to be set forth in the Offer Documents. Parent and Merger Sub agree to take all steps necessary to cause the Offer Documents to be filed with the SEC and disseminated to the Stockholders and Public Warrantholders, in each case as and to the extent required by the Exchange Act. Parent and Merger Sub, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. Parent and Merger Sub further agree to take all steps necessary to cause the Offer Documents, as so corrected (if applicable), to be filed with the SEC and disseminated to the Stockholders and Public Warrantholders, in each case as and to the extent required by the Exchange Act. Parent and Merger Sub shall promptly notify the Company upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Offer Documents, and shall promptly provide the Company with copies of all correspondence between them and their representatives, on the one hand, and the SEC, on the other hand. Prior to the filing of the Offer Documents (including any amendments or supplements thereto) with the SEC or dissemination thereof to the Stockholders and Public Warrantholders, or responding to any comments of the SEC with respect to the Offer Documents, Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response, and Parent and Merger Sub shall give reasonable consideration to any such comments.

Parent shall provide or cause to be provided to Merger Sub, on a timely basis, the funds necessary to pay for any Shares and Public Warrants that Merger Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

Section 1.3 Company Actions

(a) The Company hereby consents to the Offer and to the inclusion in the Offer Documents of the recommendation of the Company Board described in Section 4.4(b).

(b) As promptly as reasonably practicable on the date of filing by Parent and Merger Sub of the Offer Documents, the Company shall file with the SEC and mail to the Stockholders and Public Warrantholders a Solicitation/Recommendation Statement on Schedule 14D-9 (such Schedule 14D-9, together with any amendments or supplements thereto, the “Schedule 14D-9”) containing the recommendation of the Company Board described in Section 4.4(b), and shall cause the Schedule 14D-9 to be disseminated to the Stockholders and Public Warrantholders (concurrently with and in the same mailing envelope as the Offer Documents) as required by Rule 14d-9 under the Exchange Act.  Each of the Company, Parent and Merger Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the Stockholders and Public Warrantholders, in each case, as and to the extent required by applicable federal securities Laws.  Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel.  In addition, the Company agrees to provide Parent, Merger Sub and their counsel any comments, whether written or oral, that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, and any written or oral responses thereto.  Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment upon such responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel.

(c) In connection with the Offer, the Company shall cause its transfer agent promptly to furnish Parent and Merger Sub with mailing labels, security position listings, any non-objecting beneficial owner lists and any available listings or computer files containing the names and addresses of the record holders of Shares as of the most recent practicable date and shall furnish Parent and Merger Sub with such additional available information (including, but not limited to, periodic updates of such information) and such other assistance as Parent, Merger Sub or their agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares.

Section 1.4 Directors

(a) Subject to compliance with applicable Law, promptly upon the payment by Merger Sub for Shares pursuant to the Offer representing at least such number of Shares as shall satisfy the Minimum Share Condition, and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (including the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or its Affiliates at such time (including Shares so accepted for payment) bears to the total number of Shares then outstanding; provided, however, that Parent shall be entitled to designate at least a majority of the directors on the Company Board as long as Parent and its Affiliates beneficially own a majority of the Shares of the Company.  In furtherance thereof, the Company shall, upon request of Parent, promptly take all actions necessary to cause Parent’s designees to be so elected or appointed, including, without limitation, increasing the size of its Board of Directors and/or seeking the resignations of one or more incumbent directors.  At such time, the Company shall, upon request of Parent, also promptly take all actions necessary to cause individuals designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each Subsidiary of the Company and (iii) each committee (or similar body) of each such board.

(b) The Company’s obligations to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.  The Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.4, including mailing to the Stockholders and Public Warrantholders together with the Schedule 14D-9 the information required under Section 14(f) and Rule 14f-1 as is necessary to enable Merger Sub’s designees to be elected or appointed to the Company Board.  Parent shall supply to the Company any information with respect to itself and its officers, directors and Affiliates to the extent required by Section 14(f) and Rule 14f-1.  The provisions of this Section 1.4 are in addition to and shall not limit any rights that Parent, Merger Sub or any of their Affiliates may have as a holder or beneficial owner of Shares as a matter of applicable Law with respect to the election of directors or otherwise.

(c) In the event that Parent’s designees are elected or appointed to the Company Board pursuant to this Section 1.4 then, until the Effective Time, the Company shall cause the Company Board to maintain at least three directors who are members of the Company Board on the date of this Agreement and who are independent for purposes of Rule 10A-3 under the Exchange Act (the “Independent Directors”); provided, however, that if the number of Independent Directors is reduced below three for any reason, the remaining Independent Director(s) shall be entitled to nominate an individual or individuals to fill such vacancy who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three individuals to fill such vacancies who are independent for purposes of Rule 10A-3 under the Exchange Act, and such individuals shall be deemed to be Independent Directors for purposes of this Agreement.  The Company and the Company Board shall promptly take all action as may be necessary to comply with their obligations under this Section 1.4(c).  Notwithstanding anything in this Agreement to the contrary, from and after the time, if any, that Parent’s designees pursuant to this Section 1.4 constitute a majority of the Company Board and prior to the Effective Time, subject to the terms hereof, any amendment or termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Merger Sub or waiver of any of the Company’s rights hereunder, will require the concurrence of a majority of the Independent Directors (or in the case where there are two or fewer Independent Directors, the concurrence of one Independent Director) if such amendment, termination, extension or waiver would reasonably be expected to have an adverse effect on any holders of Shares other than Parent or Merger Sub.

Section 1.5 Short Form Merger

If, after the consummation of the Offer, the number of Shares beneficially owned by Parent, Merger Sub and Parent’s other Subsidiaries collectively represent at least a majority of the then outstanding Shares, Parent shall cause Merger Sub to, and the Company shall execute and deliver such documents and instruments and take such other actions as Parent or Merger Sub may request, in order to cause the Merger to be completed as soon as practicable following the consummation of the Offer. Parent may elect to cause the Merger to be effected under Section 251(h) or any other provision of the DGCL that may be applicable.

ARTICLE II

THE MERGER

Section 2.1 The Merger

Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company.  Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). The Merger shall be governed by Section 251(h) of the DGCL, or any other provision of the DGCL that may be applicable, and shall be effected as soon as practicable following the consummation of the Offer.

Section 2.2 Closing

The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Central time, on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Fredrikson & Byron P.A., 200 South Sixth Street, Suite 4000, Minneapolis, Minnesota 55402, unless another date, time or place is agreed to in writing by Parent and the Company.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.3 Effective Time

Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger or, if applicable, a certificate of ownership and merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL, and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the DGCL.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other date or time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 2.4 Effects of the Merger

The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.5 Certificate of Incorporation; Bylaws

(a) At the Effective Time, the certificate of incorporation of the Company shall be amended and restated to read the same as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Article I of the amended and restated Certificate of Incorporation of the Surviving Corporation, instead of reading the same as Article I of the Certificate of Incorporation of Merger Sub, shall read as follows: “The name of the corporation is Perseon Corporation” and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company shall be amended and restated to read the same as the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 2.6 Directors

The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 2.7 Officers

 The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 2.8 Public Warrants

If the Minimum Public Warrant Condition has been satisfied, in connection with and conditioned upon the consummation of the Merger, the Parent will cause the Merger Sub to execute an amendment to the Public Warrants, such that, as a result of the Merger, all outstanding Public Warrants will be cancelled and converted into the right to receive the Public Warrant Consideration.

ARTICLE III

EFFECT ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 3.1 Conversion of Capital Stock and Warrants

At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 3.1(b) and any Dissenting Shares) shall thereupon be converted automatically into and shall thereafter represent the right to receive the Share Consideration, without interest and subject to any Tax withholding required by applicable Law (the “Share Merger Consideration”).  As of the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Share Merger Consideration to be issued or paid in accordance with Section 3.3, without interest.

(b) Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent, Merger Sub or any wholly owned Subsidiary of the Company immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(d) Each Public Warrant outstanding immediately prior to the Effective Time (other than Public Warrants owned by the Parent or the Merger Sub) will be cancelled by virtue of the amendment described in Section 2.8 and converted into the right to receive the Public Warrant Consideration, without interest and subject to any Tax withholding required by applicable Law (the “Public Warrant Merger Consideration”).  As of the Effective Time, all Public Warrants shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Public Warrant Merger Consideration to be issued or paid in accordance with Section 3.3, without interest.

(e) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), merger or other similar transaction, the Share Merger Consideration and Public Warrant Merger Consideration shall be equitably adjusted, without duplication, to reflect such change; provided, that nothing in this Section 3.1(f) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.2 Treatment of Options and Other Equity-Based Awards

At the Effective Time, each option (each, a “Company Stock Option”) to purchase Shares granted under the BSD Medical Corporation Fourth Amended and Restated 1998 Director Stock Plan, and the BSD Medical Corporation Third Amended and Restated 1998 Stock Incentive Plan (the “Company Stock Plans”) or granted outside of the Company Stock Plans, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such cancelled Company Stock Option as soon as practicable following the Effective Time an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the excess of the Share Merger Consideration over the exercise price per Share under such Company Stock Option and (ii) the number of shares subject to such Company Stock Option; provided, that if the exercise price per share of any such Company Stock Option is equal to or greater than the Share Merger Consideration, such Company Stock Option shall be canceled without any cash payment being made in respect thereof.

Section 3.3 Exchange and Payment

Promptly after the Effective Time, Parent shall deposit (or cause to be deposited) with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), in trust for the benefit of holders of Shares an amount of cash sufficient to deliver to holders of Shares the Share Merger Consideration and for the benefit of holders of Public Warrants cancelled in connection with the Merger, an amount of cash sufficient to deliver to holders of such Public Warrants the Public Warrant Merger Consideration to which they are entitled pursuant to Section 3.1.  Any cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”   The Exchange Fund shall not be used for any purpose other than to fund payments due pursuant to Section 3.1(a) or Section 3.1(d), except as provided in this Agreement.

(a) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to (i) each holder of record of an outstanding certificate or outstanding certificates (“Certificates”), (ii) each holder of uncertificated Shares represented by book entry (“Book-Entry Shares”) that immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Share Merger Consideration with respect thereto pursuant to Section 3.1(a) and (iii) each holder of record of an outstanding Public Warrant that immediately prior to the Effective Time represented an outstanding Public Warrant that was converted into the right to receive the Public Warrant Merger Consideration, (A) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Public Warrants held by such Person shall pass, only upon proper delivery of the Certificates or Public Warrants to the Exchange Agent, and which letter shall be in customary form and contain such other provisions as Parent or the Exchange Agent may reasonably specify) and (B) instructions for use in effecting the surrender of such Certificates or Book-Entry Shares in exchange for the Share Merger Consideration payable with respect thereto pursuant to Section 3.1(a) or  Public Warrants in exchange for the Public Warrant Merger Consideration payable with respect thereto under Section 3.1(d).  Upon surrender of a Certificate or Public Warrant to the Exchange Agent, together with such letter of transmittal (or, in the case of a Book-Entry Share or Public Warrant represented by book entry upon delivery of such letter of transmittal), duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require (a “Proper Delivery”), the holder of such Certificate, Book-Entry Share or Public Warrant shall be entitled to receive in exchange therefor the Share Merger Consideration or Public Warrant Consideration, as the case may be, that such holder is entitled to receive pursuant to Section 3.1 in respect of the Shares represented by such Certificate or Book-Entry Share or in respect of such Public Warrant and the Certificate or Public Warrant so surrendered shall forthwith be canceled.  No interest will be paid or accrued on any Share Merger Consideration or Public Warrant Merger Consideration.  Payment of Share Merger Consideration or Public Warrant Merger Consideration shall be made as promptly as practicable after the date of Proper Delivery of the applicable Certificate, Book-Entry Share or Public Warrant.

(b) If payment of the Share Merger Consideration or Public Warrant Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate, Book-Entry Share or Public Warrant is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Public Warrant or Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Share Merger Consideration or Public Warrant Merger Consideration to a Person other than the registered holder of the Certificate, Book-Entry Share or Public Warrant surrendered or shall have established to the satisfaction of Parent that such tax either has been paid or is not applicable.

(c) Until surrendered as contemplated by this Section 3.3, each Certificate, Book-Entry Share or Public Warrant shall be deemed at any time after the Effective Time to represent only the right to receive the Share Merger Consideration payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares or the Public Warrant Merger Consideration payable in respect of such Public Warrants, as applicable, pursuant to Section 3.1(a) or Section 3.1(d), respectively, without any interest thereon.

(d) All Share Merger Consideration or Public Warrant Merger Consideration delivered upon the surrender for exchange of Certificates, Book-Entry Shares or Public Warrants in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares and all rights pertaining to such Public Warrants as the case may be.  At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares or Public Warrants that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for transfer or transfer is sought for Book-Entry Shares or Public Warrants, such Certificates, Book-Entry Shares or Public Warrants shall be canceled and exchanged as provided in this Article III, subject to applicable Law in the case of Dissenting Shares.

(e) The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, on a daily basis.  Any interest or other income resulting from such investments shall be paid to Parent, upon demand.

(f) Any portion of the Exchange Fund (and any interest or other income earned thereon) that remains undistributed to the holders of Certificates, Book-Entry Shares or Public Warrants six months after the Effective Time shall be delivered to the Parent, upon demand, and any holders of Certificates, Book-Entry Shares or Public Warrants who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws), as general creditors thereof, for payment of the Share Merger Consideration or Public Warrant Merger Consideration with respect to Shares formerly represented by such Certificate or Book-Entry Shares or Public Warrants, without interest.

(g) None of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any Person in respect of cash from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h) If any Certificate or Public Warrant shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate or Public Warrant to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate or Public Warrant, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Share Merger Consideration or Public Warrant Merger Consideration payable in respect thereof pursuant to this Agreement.

(i) Any portion of the Share Merger Consideration made available to the Exchange Agent pursuant to Section 3.3 to pay for Shares for which appraisal rights have been perfected as described in Section 3.5 shall be returned to Parent, upon demand.

Section 3.4 Withholding Rights

 Parent, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares, Public Warrants, Company Stock Options or otherwise pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law.  To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.5 Dissenting Shares

Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Share Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL.  Dissenting Shares shall be treated in accordance with Section 262 of the DGCL.  If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Share Merger Consideration in accordance with Section 3.1(a).  The Company shall serve prompt notice to Parent of any demands for appraisal of any Shares, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights to appraisal, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.  The Company shall not, without the prior written consent of Parent, make any payment with respect to, settle or offer to settle, or approve any withdrawal of any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face or where specifically cross-referenced), and as set forth or referenced in the Company SEC Documents filed since December 31, 2014 and publicly available at least two (2) days prior to the date of this Agreement (other than any disclosures set forth in any risk factor section, in any section relating to forward-looking statements and any other disclosures therein to the extent that they are predictive, cautionary or forward-looking in nature), provided, however, that the representations and warranties set forth in Sections 4.2, 4.4, 4.5, 4.7, and 4.10 shall not be deemed qualified by any Company SEC Documents, each representation and warranty in this Article IV is not qualified in any way whatsoever, and is made and given with the intention of inducing Parent and Merger Sub to enter into this Agreement.  The Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization, Standing and Power

(a) Each of the Company and its Subsidiaries  (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  For purposes of this Agreement, “Material Adverse Effect” means (x) any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole or (B) materially impairs the ability of the Company to consummate, or prevents or materially delays, the Offer, the Merger or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so; provided, however, that in the case of clause (A) only, Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts (1) generally affecting the industry in which the Company operates, or the economy or the financial or securities markets in the United States, including effects on such industry, economy or markets resulting from any regulatory and political conditions or developments in general, (2) any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism, (3) any natural disasters, (4) reflecting or resulting from changes in Law or GAAP, (5) any failure by the Company to meet any estimates or projections of revenues, earnings, cash or liquidity or other financial projections (provided that nothing in the foregoing will be interpreted to exclude the underlying event, circumstance or occurrence giving rise to any such failure to meet estimates or projections of revenues, earnings, cash, liquidity or other financial projections from constituting a Material Adverse Effect), (6) the announcement of the transactions contemplated by this Agreement; provided, that, with respect to clauses (1), (2), (3), and (4), the impact of such event, change, circumstances, occurrence, effect or state of facts is not disproportionately adverse (relative to other industry participants) to the Company and its Subsidiaries, taken as a whole; or (y) any material violation before or after the date hereof by the Company or any of its Subsidiaries (or any material violation for which the Company or any of its Subsidiaries could be liable) of any FDA Law, Foreign Device Law, or Law covered by Sections 4.11(d), 4.11(e), 4.26, 4.27, or 4.28 for which the remedy could reasonably be expected to have a Material Adverse Effect on the business of the Company and its Subsidiaries, that has not been disclosed in the Company SEC Reports filed and publicly available at least two (2) days prior to the date hereof.

(b) The Company has previously delivered to Parent true and complete copies of the Company’s certificate of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”) and the certificate of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect.  The Company is not in violation of any provision of the Company Charter or Company Bylaws.  The Company has made available to Parent true and complete copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof as of the date of this Agreement) of all meetings of the Stockholders, the Company Board and each committee of the Company Board and the minutes of meetings of the stockholders and board of directors of each of its Subsidiaries held since January 1, 2010.

Section 4.2 Capital Stock

(a) The authorized capital stock of the Company consists of Eighty Million (80,000,000) shares of common stock, par value $0.001 (the “Company Common Stock”) and Ten Million (10,000,000) shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”).  As of the close of business on October 26, 2015, (i) 9,766,323 shares of Company Common Stock (excluding treasury shares) were issued and outstanding, (ii) 2,433 shares of Company Common Stock were held by the Company in its treasury, (iii) no shares of Company Preferred Stock were issued and outstanding and no shares of Company Preferred Stock were held by the Company in its treasury, and (iv) 808,730 shares of Company Common Stock were reserved for issuance pursuant to Company Stock Plans (of which 523,942 shares of Company Common Stock were subject to outstanding Company Stock Options).  All the outstanding shares of capital stock of the Company are, and all shares reserved for issuance as noted in clause (iv) above will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.  No shares of capital stock of the Company are owned by any Subsidiary of the Company.  All the outstanding shares of capital stock or other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights.  All of the shares of capital stock or other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”).  Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Company or such Subsidiary on any matter.  Except as set forth above in this Section 4.2(a) and except for changes since June 30, 2015 resulting from the exercise of Company Stock Options described in Section 4.2(b) or as expressly permitted by Section 6.1, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in clause (C), or (E) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities.  There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or on file with the Company with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of the Company or any of its Subsidiaries.

(b) Section 4.2(b) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of October 26, 2015, of outstanding Company Stock Options or other rights to purchase or receive shares of Company Common Stock or similar rights granted under the Company Stock Plans or otherwise (collectively, “Company Stock Awards”), indicating as applicable, with respect to each Company Stock Award then outstanding, the type of award granted, the number of shares of Company Common Stock subject to such Company Stock Award, the name of the plan under which such Company Stock Award was granted, the date of grant, exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof, and whether (and to what extent) the vesting of such Company Stock Award will be accelerated or otherwise adjusted in any way or any other terms will be triggered or otherwise adjusted in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the Merger.  Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies and the exercise price of each other Company Stock Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Stock Option, and no Company Stock Option is subject to Section 409A of the Code.  No Company Stock Options that are outstanding have been granted other than pursuant to the Company Stock Plans.  The Company has made available to Parent true and complete copies of all Company Stock Plans and the forms of all stock option agreements evidencing outstanding Company Stock Options.

Section 4.3 Subsidiaries

Section 4.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation.  Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 4.4 Authority

(a) The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger and if required by applicable Law, to the adoption and approval of this Agreement by the holders of at least a majority in combined voting power of the outstanding Shares (the “Company Stockholder Approval”).  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Offer, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption and approval (unless the Merger is consummated in accordance with Section 251(h) of the DGCL as contemplated by Section 6.3(c)) and (iv) resolving to recommend that the Stockholders accept the Offer, tender their shares pursuant to the Offer and vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Offer and the Merger (if required by applicable Law), which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 6.2.

(c) In the event that Section 251(h) of the DGCL is inapplicable and unavailable to effectuate the Merger, the Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock or other securities required in connection with the consummation of the Merger.  No vote of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by the Company other than the Merger.

Section 4.5 No Conflict; Consents and Approvals

(a) Except as set forth on Section 4.15(a) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Offer, the Merger and the other transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Charter or Company Bylaws, or the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of the Company, (ii) any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (each, including all amendments thereto, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.5(b), any federal, state, local or foreign law (including common law, FDA Laws, and Foreign Device Laws), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement (“Law”) or any rule or regulation of NASDAQ applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except as in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing of any foreign antitrust filings, (ii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”), the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, (iv) any filings and approvals required under the rules and regulations of NASDAQ and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 4.6 SEC Reports; Financial Statements

(a) The Company has filed with or furnished to the SEC on a timely basis, and has heretofore made available to Parent, true and complete copies of all forms, reports, schedules, statements and other documents filed or required to be filed or furnished by the Company with the SEC since January 1, 2013 (all such documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Company SEC Documents”).  As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including the related notes thereto) included (or incorporated by reference) in the Company SEC Documents (i) have been prepared in a manner consistent with the books and records of the Company and its Subsidiaries, (ii) have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC.  Since December 31, 2014, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.  The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act).  Such disclosure controls and procedures are designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the Company’s periodic and current reports under the Exchange Act, is made known to the Company’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act.  The chief executive officer and chief financial officer of the Company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d) The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP.  The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  A true, correct and complete summary of any such disclosures made by management to the Company’s auditors and audit committee is set forth as Section 4.6(d) of the Company Disclosure Letter.

(e) Since January 1, 2013, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

(f) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents.  To the knowledge of the Company, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.  The Company has made available to Parent true, correct and complete copies of all written correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since January 1, 2013.

(g) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(h) Except as disclosed in the Company SEC Documents filed and publicly available at least two (2) days prior to the date hereof, the Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

Section 4.7 No Undisclosed Liabilities

Except to the extent disclosed in the Company SEC Documents filed and publicly available after the date of the Company’s transition report on Form 10-K for the transition period ended December 31, 2014 and at least two (2) days before the date hereof, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP, except (a) to the extent accrued or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2014 included in the Company SEC Documents filed and publicly available at least two (2) days prior to the date hereof (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2014 that are not material to the Company and its Subsidiaries, taken as a whole, and (c) for liabilities which in the aggregate are less than $200,000.

Section 4.8 Certain Information

Neither the Schedule 14D-9 nor the Proxy Statement will, at the respective times they are first filed with the SEC, amended or supplemented or first published, sent or given to the Stockholders and, in the case of the Proxy Statement, at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Schedule 14D-9 and the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Schedule 14D-9 or the Proxy Statement based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference therein.  None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in any of the Offer Documents will, at the respective times they are first filed with the SEC, amended or supplemented or first published, sent or given to the Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  For purposes of this Agreement, the letter to stockholders, notice of meeting, proxy statement and form of proxy and any other soliciting material, or the information statement, as the case may be, to be distributed to stockholders in connection with the Offer or the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith are collectively referred to as the “Proxy Statement.”

Section 4.9 Absence of Certain Changes or Events

Except as and to the extent disclosed in the Company SEC Documents filed after the date of the Company’s transition report on Form 10-K for the transition period ended December 31, 2014 and before the date hereof, since December 31, 2014:  (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; (c) neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (d) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.1.

Section 4.10 Litigation

Except as disclosed in the Company SEC Documents, there is no action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding (each, an “Action”) (or basis therefor) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such, that was either (a) commenced by a Governmental Entity or (b) that (i)  involves an amount in controversy in excess of $50,000, (ii) seeks material injunctive or other non-monetary relief or (iii) individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.  There is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement.

Section 4.11 Compliance with Laws and Permits

(a) Except as disclosed in Section 4.11 of the Company Disclosure Letter, since January 1, 2012, the Company and each of its Subsidiaries are and have been in compliance with all Laws applicable to their businesses, operations, properties or assets except where the failure to be so in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Since January 1, 2012, none of the Company or any of its Subsidiaries has received a written notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties or assets.  The Company is not subject to any continuing liabilities, obligations or other consequences of any nature relating to any material noncompliance by the Company with any applicable Laws which occurred prior to January 1, 2012.

(b) The Company and each of its Subsidiaries have in effect all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and there has occurred no default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby.  All such Permits may be assigned and transferred to Parent in accordance with the Agreement.  Except where such violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has been in violation of (i) any Permits, or (ii) any applicable law, ordinance, administrative, or governmental rule or regulation, including any consumer protection, equal opportunity, customs, export control, foreign trade, foreign corrupt practices (including the Foreign Corrupt Practices Act), patient confidentiality, health care industry regulation and third-party reimbursement laws including under any federal or state health care program, including but not limited to any Federal Health Care Program as defined in Section 1128B(f) of the U.S. Federal Social Security Act (together with all regulations promulgated thereunder, the “SSA”), and any similar Laws of any other jurisdiction.

(c) Neither the Company nor any of its Subsidiaries is subject to any consent decree from any Governmental Entity.  Neither the Company nor any of its Subsidiaries has received any warning letter from the FDA or equivalent action from any comparable non-U.S. Governmental Entity since January 1, 2010.  Neither the Company nor any of its Subsidiaries has received any written communication from any regulatory agency or been notified since January 1, 2010 that any product approval is withdrawn,  modified or questioned or that such an action is under consideration.  Without limiting the foregoing, the Company and each of its Subsidiaries is in compliance with all current applicable statutes, rules, regulations, guidelines, policies or orders administered or issued by the FDA (“FDA Laws”) or comparable foreign Governmental Entity (“Foreign Device Laws”); the Company does not have knowledge of any facts which furnish any reasonable basis for any Form FDA-483 observations or regulatory or warning letters from the FDA, Section 305 notices, or other similar communications from the FDA or comparable foreign entity.  Since January 1, 2010, there have been no recalls, field notifications, field corrections, alerts, detentions, withdrawals, seizures, or termination or suspension of manufacturing requested or threatened relating to the Company’s or its Subsidiaries’ products.

(d) The Company’s and its Subsidiaries’ products, where required, are being marketed under valid pre market notifications under Section 510(k) of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 360(k), and 21 C.F.R. Part 807, Subpart E (“510(k)s”) or pre-market approval applications approved by the FDA in accordance with 21 U.S.C. § 360(e) and 21 C.F.R. Part 814 (“PMAs”).  All 510(k)s and PMAs for the Company’s and its Subsidiaries’ products are exclusively owned by the Company or one of its Subsidiaries, and there is no reason to believe that FDA is considering limiting, suspending, or revoking any such 510(k)s or PMAs or changing the marketing classification or labeling of any such products.  All products developed, manufactured, tested, distributed or marketed by or on behalf of the Company or its Subsidiaries that are subject to the jurisdiction of the FDA or comparable Governmental Entity have been and are being developed, tested, manufactured, distributed and marketed in compliance with the FDA Laws and any other applicable Law, including, without limitation, pre-market notification, good manufacturing practices, labeling, advertising, promotion, record-keeping, and adverse event reporting, and have been and are being tested, investigated, distributed, marketed, and sold in compliance with FDA Laws or any other applicable Law.  To the knowledge of the Company, there is no false information or significant omission of a material fact in any product application or product-related submission to the FDA or comparable foreign Governmental Entity.  To the knowledge of the Company and its Subsidiaries, any third party that is a manufacturer, contractor, or agent for the Company or its Subsidiaries is in compliance with all Permits and regulatory approvals from the FDA or comparable Governmental Entity insofar as they pertain to the manufacture of product components or products for the Company or its Subsidiaries.

(e) Since January 1, 2012, neither the Company nor any Subsidiary, nor to the knowledge of the Company the officers, directors, managing employees or agents (as those terms are defined in 42 C.F.R. § 1001.1001) of the Company or any Subsidiary:  (i) have engaged in any activities which are prohibited by any federal or state health care Law or any non-U.S. Law of comparable scope, including but not limited to Sections 1128, 1128A, or 1128B of SSA, the federal TRICARE statute (10 U.S.C. § 1071 et seq.), the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), the False Statements Accountability Act (18 U.S.C. § 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), 18 U.S.C. § 287, the anti-fraud and related provisions of the Health Insurance Portability and Accountability Act of 1996 (e.g., 18 U.S.C. §§ 1035 and 1347), or related federal, state or local statutes, or any non-U.S. Law of comparable scope, (ii) have had a civil monetary penalty assessed against them under Section 1128A of SSA; (iii) have been excluded from participation under any federal or state health care program, or any comparable non-U.S. program; (iv) have been convicted (as defined in 42 C.F.R. § 1001.2) of any of the categories of offenses described in Sections 1128(a) or 1128(b)(1), (b)(2), or (b)(3) of SSA or any non-U.S. Law of comparable scope; or (v) have failed to comply with any Law regarding disclosure of physician payments including Section 6002 of the Patient Protection Affordable Care Act, the Health Care and Education Reconciliation Act of 2010 (also known as the Physician Payments Sunshine Act) and its implementing regulations, and all similar state Laws, (which, for illustration purposes only, but without limiting the scope of this provision, are similar in subject matter to Section 1128G of the SSA).

Section 4.12 Benefit Plans

(a) The Company has provided to Parent a true and complete list of each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “multiemployer plans” (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written, legally binding or not, under which any employee or former employee of the Company or its Subsidiaries has any present or future right to benefits or the Company or its Subsidiaries has any present or future liability.  All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans.”  With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof and, to the extent applicable:  (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service (the “IRS”), if applicable, (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company or its Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan and (iv) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney’s response to an auditor’s request for information.

(b) Each Company Plan intended to be qualified under Section 401(a) of the Code has either received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified, or has been established under a prototype or volume submitter plan document for which an IRS opinion letter has been obtained by the plan sponsor and is sufficient as to the Company Plan, and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Plan.

(c) No Company Plan is a multiemployer plan (as defined in Section 3(37) of ERISA) or is subject to Section 412 or 430 of the Code or Title IV of ERISA.

(d) With respect to the Company Plans, except as disclosed in the Company SEC Documents filed and publicly available at least two (2) days prior to the date hereof or to the extent that the inaccuracy of any of the representations set forth in this Section 4.12, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect:

(i) each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code, and no reportable event, as defined in Section 4043 of ERISA, no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan have been timely made;

(ii) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits) nor are there facts or circumstances that exist that could reasonably give rise to any such Actions;

(iii) none of the Company and its Subsidiaries or members of their Controlled Group has incurred any direct or indirect material liability under ERISA or the Code in connection with the termination of, withdrawal from or failure to fund, any Company Plan or other retirement plan or arrangement, and no fact or event exists that would reasonably be expected to give rise to any such liability;

(iv) the Company and its Subsidiaries do not maintain any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(b) of the Code, and the Company and its Subsidiaries are not subject to any material liability, including additional contributions, fines, penalties or loss of Tax deduction as a result of such administration and operation.

(e) None of the Company Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby.  No amount or benefit that could be received by any “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) with respect to the Company or any Subsidiary in connection with the transactions contemplated by this Agreement (alone or in combination with any other event, and whether pursuant to a Company Plan or otherwise) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(f) No Company Plan provides for post-employment welfare benefits except to the extent required by Section 4980B of the Code or other applicable Laws.

(g) Each Company Plan that is subject to Section 409A of the Code has complied in form and operation with the requirements of Section 409A of the Code.   No  individual is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Tax (including federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Section 409A and 4999 of the Code)) or interest or penalty related thereto.

(h) The Company, its Subsidiaries, and Company Plans that are “group health plans” have complied with the notice and coverage requirements of the Affordable Care Act (“ACA”), have complied with the affordability, benefit level and offer of coverage requirements, arising out of or in connection with such requirements of the ACA; are not and could not subject such Plan or the Company to any damages, penalties or excise taxes arising out of or in connection with any and all ACA requirements, including but not limited to those under Code Section 4980H.

Section 4.13 Labor and Employment Matters

(a) The Company and its Subsidiaries are and have been in material compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes and continuation coverage with respect to group health plans.  Since January 1, 2012, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of the Company, threatened, any labor dispute, work stoppage, labor strike or lockout against the Company or any of its Subsidiaries by employees.

(b) No employee of the Company or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement.  To the knowledge of the Company, there has not been any activity on behalf of any labor organization or employee group to organize any such employees.  There are no (i) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of the Company no such representations, claims or petitions are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(c) To the knowledge of the Company, no current key employee or officer of the Company or any of its Subsidiaries intends, or is expected, to terminate his employment relationship with such entity following the consummation of the transactions contemplated hereby.

(d) All individuals who are performing services for the Company or any Subsidiary of the Company are or were correctly classified by the Company as either “independent contractors” or “employees” as the case may be.  All employees of the Company and any Subsidiary of the Company have been correctly classified as “exempt” or “non-exempt” under the Fair Labor Standards Act.

(e) Section 4.13(e) of the Company Disclosure Letter contains a list of the name of each officer, employee and independent contractor of the company and each Subsidiary of the Company, together with such person’s position or function, annual base salary or wages and any incentives or bonus arrangement with respect to such person.

(f) The properties, assets and operations of the Company and its Subsidiaries have been in material compliance with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, “Worker Safety Laws”).  With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws.

Section 4.14 Environmental Matters

(a) For purposes of this Agreement, the following terms shall have the following meanings:  (i) “Hazardous Substances” means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (B) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law; (ii) “Environmental Law” means any law, past, present or future (up until the Effective Time) and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, or common law, relating to pollution or protection of the environment, health or safety or natural resources, including those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances; and (iii) “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

(b) Except in each case as has not had and would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries (i) are and have been in compliance with all applicable Environmental Laws, (ii) have obtained all Environmental Permits and are in compliance with their requirements, and (iii) have resolved all past non-compliance with Environmental Laws and Environmental Permits without any pending, on-going or future obligation, cost or liability.

(c) Except in each case as has not had and would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of their respective properties or any other properties other than in compliance with Applicable Law, (ii) any knowledge or reason to know of the presence of any Hazardous Substances on, under, emanating from or to, or at any of their respective properties or any other property arising from the Company’s or any of its Subsidiaries’ current or former properties or operations, or (iii) any knowledge or reason to know, nor has it received any written notice (A) of any violation of or liability under any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or liability, (C) requiring the investigation of, response to or remediation of Hazardous Substances at or arising from any of the Company’s or any of its Subsidiaries’ current or former properties or operations or any other properties, (D) alleging noncompliance by the Company or any of its Subsidiaries with the terms of any Environmental Permit in any manner reasonably likely to require significant expenditures or to result in liability, or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company’s or any of its Subsidiaries’ current or former properties, operations at any other properties, or generation, use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

(d) No Environmental Law imposes any obligation upon the Company or any of its Subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree.

(e) There are no environmental assessments or audit reports or other similar studies or analyses in the possession or control of the Company or any of its Subsidiaries relating to any real property currently or formerly owned, leased or occupied by the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries has exposed any employee or third party to any Hazardous Substances or condition that has subjected or may subject the Company to liability under any Environmental Law, except as has not had and would not reasonably be expected to have a Material Adverse Effect.

(g) No underground storage tanks, asbestos-containing material, or polychlorinated biphenyls have ever been located on property or properties presently or formerly owned or operated by the Company or any of its Subsidiaries, except as has not had and would not reasonably be expected to have a Material Adverse Effect.

(h) Neither the Company nor any of its Subsidiaries has agreed to assume, undertake or provide indemnification for any material liability of any other person under any Environmental Law, including any obligation for corrective or remedial action.

(i) Neither the Company nor any of its Subsidiaries is required to make any material capital or other expenditures to comply with any Environmental Law nor to the knowledge of the Company is there any reasonable basis on which any Governmental Entity could take action that would require such material capital or other expenditures.

Section 4.15 Taxes

(a) The Company and each of its Subsidiaries have prepared and timely filed all material Tax Returns required to be filed and all Tax Returns filed by the Company and its Subsidiaries are true, correct and complete in all material respects.  For purposes of this Section 4.15, references to the Company and/or its Subsidiaries include predecessors to the Company and its Subsidiaries.  The Company has made available to Parent copies of all federal income and other material Tax Returns filed by the Company and its Subsidiaries since January 1, 2010.

(b) All material Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown on any Tax Returns) have timely been paid, or have been timely withheld and remitted (if applicable), to the appropriate Governmental Entity, and all Taxes that have accrued but are not yet payable have been reserved for in accordance with GAAP (including FIN 48, Accounting for Uncertainty in Income Taxes) in the Company’s financial statements included in the Company SEC Documents, or have been incurred in the ordinary course of business since the date of the Company SEC Documents filed most recently in amounts consistent with prior periods.

(c) Since January 1, 2010, the Company and its Subsidiaries have not incurred, individually or in the aggregate, any material Liability for Taxes or recognized any material amount of taxable income outside the ordinary course of business or otherwise inconsistent with past practice.

(d) There is no Tax deficiency outstanding, assessed or, to the knowledge of the Company, proposed against the Company or any of its Subsidiaries, nor, as of the date hereof, has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax that is still in effect.  Section 4.15(d) of the Company Disclosure Letter sets forth all material Tax deficiencies that have been proposed against the Company or any of its Subsidiaries since January 1, 2010 (whether or not settled or otherwise resolved).

(e) No audit, examination, claim or legal proceeding with respect to Taxes or of a Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination or of any such claim or proceeding.

(f) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state, local, or foreign Law that could materially affect the liability of the Company or any Subsidiary for Taxes following the Merger.

(g) Each of the Company and its Subsidiaries has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code or any similar provision of state, local, or foreign Law.

(h) No claim has been made in writing by any Governmental Entity in a jurisdiction where either the Company or any of its Subsidiaries has not filed Tax Returns indicating that the Company or such Subsidiary is or may be subject to any taxation by such jurisdiction.

(i) Neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method, and neither the Company nor any of its Subsidiaries has any knowledge that a Governmental Entity has proposed any such adjustment or change in accounting method, nor is any application pending with any Governmental Entity requesting permission for any change in accounting method.

(j) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, U.S. taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any transaction that occurred prior to the Merger, including (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received on or prior to the Closing Date, or (iii) any election made or contemplated to be made on any Tax Return.

(k) Except as set forth on Section 4.15(k) of the Company Disclosure Letter, there are no material Liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes, other than Permitted Liens.

(l) The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, nor has it been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(i) of the Code.

(m) There are no material deferred intercompany transactions within the meaning of Treasury Regulation Section 1.1502-13(b)(1) with respect to which the Company or any of its Subsidiaries would be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date.  There are no material “excess loss accounts” within the meaning of Treasury Regulation Section 1.1502-19(a)(2) with respect to any Subsidiaries of the Companies.  There are no material items of income that will be required to be recognized by the Company or any of its Subsidiaries as a result of the Merger.

(n) Neither the Company nor any of its Subsidiaries (i) is a party to a Contract (other than a Contract entered into in the ordinary course of business with vendors, customers and lessors) that provides for Tax indemnity or Tax sharing, or for the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) of any other Person, or (ii) has any Liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor.  Neither the Company nor any of its Subsidiaries has been a member of a combined, consolidated, unitary or similar group for Tax purposes, other than any such group of which the Company was at all times the common parent corporation.

(o) Except to the extent disclosed in the Company SEC Documents filed and publicly available at least two (2) days before the date hereof, the amount and nature of the tax attributes of the Company and its Subsidiaries (including net operating loss, capital loss and tax credit carryovers) reported in the Company’s most recent transition report on Form 10-K filed with the SEC are true and correct in all material respects as of the end of the Company’s most recent taxable year described therein, and to the knowledge of the Company no transaction has occurred since the end of the period covered in such transition report that has materially reduced any such tax attributes other than in the ordinary course of business.  The Company is not aware of any other material limitations on its ability to utilize such attributes other than by reason of the effect of the transactions contemplated by this Agreement under Sections 382 and 383 of the Code and comparable provisions of state, local and foreign Tax Law, if any.  Except to the extent disclosed in the Company SEC Documents filed and publicly available at least two (2) days prior to the date hereof, neither the Company nor any of its Subsidiaries has undergone an ownership change under Section 382 and/or Section 383 of the Code.

(p) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) in a distribution which would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code and regulations thereunder) in conjunction with the Merger.

(q) Neither the Company nor any of its Subsidiaries has participated (i) in a transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(1) or, (ii) to the knowledge of the Company, in a reportable transaction (other than a listed transaction), as set forth in Treasury Regulation Section 1.6011-4(b).

(r) Section 4.15(r) of the Company Disclosure Letter sets forth each such Tax ruling, Tax holiday and other material agreement with any Government Entity with respect to Taxes of the Company or its Subsidiaries.  The Company and its Subsidiaries are in compliance with each such Tax ruling, Tax holiday and other material agreement in all material respects.  There is no material risk that any material Tax ruling, Tax holiday or other material agreement with any Government Entity with respect to Taxes will expire, be revoked or otherwise terminate, as a result of the Merger.  Neither the Company nor any of its Subsidiaries currently has outstanding any requests for Tax rulings, Tax holidays or other material agreements with any Government Entity with respect to Taxes that could adversely affect their liability for Taxes or the amount of taxable income or loss for any tax year or period ending after the Closing Date.

(s) The Company and its Subsidiaries are and have been in compliance in all material respects with the applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating transfer pricing practices of the Company and its Subsidiaries.  To the knowledge of the Company, the prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries are, in all material respects, arm’s-length prices for purposes of the relevant transfer pricing Laws, including Treasury Regulations promulgated under Section 482 of the Code.

(t) No Subsidiary of the Company that is a “controlled foreign corporation” as defined in the Code owns (directly or indirectly) a material “investment in United States property” for purposes of Section 956 of the Code.  Neither the Company nor any of its Subsidiaries owns an interest in any entity treated as a “passive foreign investment company” as defined in the Code.

Section 4.16 Contracts

(a) Section 4.16(a) of the Company Disclosure Letter lists all of the Material Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound other than those Material Contracts already set forth in the Company SEC Documents publicly available at least two (2) days prior to the date of this Agreement.  Prior to the date hereof, the Company has provided true and complete copies of all such Material Contracts to Parent.  “Material Contracts” means any of the following contracts, agreements or arrangements (other than purchase or sales orders entered into in the ordinary course), whether written or oral, currently in effect and binding:

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) any Contract that limits the ability of the Company or any of its Subsidiaries (or, following the consummation of the transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to compete in any line of business or with any Person or in any geographic area, or that restricts the right of the Company and its Subsidiaries (or, following the consummation of the transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third Person “most favored nation” status or any type of special discount rights;

(iii) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability or other similar agreement or arrangement;

(iv) any Contract relating to Indebtedness;

(v) any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of $50,000 or more (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice);

(vi) any Contract that by its terms calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than $50,000 over the remaining term of such Contract;

(vii) any Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations, in each case that could result in payments in excess of $50,000;

(viii) any Contract that is a license agreement that is material to the business of the Company and its Subsidiaries, taken as a whole, pursuant to which the Company or any of its Subsidiaries grants or is granted a license under any Intellectual Property, other than license agreements for “off-the-shelf” software that is generally commercially available and is licensed in object code form solely for internal use purposes;

(ix) any Contract that provides for any confidentiality, standstill or similar obligations;

(x) any Contract that obligates the Company or any of its Subsidiaries to make any capital commitment, loan or expenditure in an amount in excess of $50,000;

(xi) any Contract between the Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof other than any Subsidiary of the Company;

(xii) any Contract with brokers, franchisees, distributors or dealers;

(xiii) any agreements with group purchasing organizations (GPOs) or integrated delivery networks (IDNs);

(xiv) any agreement with the Veterans Administration or Federal Supply Administration;

(xv) any Contract with any Governmental Entity; or

(xvi) any Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by this Agreement.

(b) (i) Each Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms; (ii) the Company and each of its Subsidiaries, and, to the knowledge of the Company, each other party thereto, has performed all material obligations required to be performed by it under each Material Contract; and (iii) there is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto under any such Material Contract, nor has the Company or any of its Subsidiaries received any notice of any such default, event or condition.  The Company has made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

Section 4.17 Insurance

The Company and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that are in all material respects customary and adequate for companies of similar size in the industries and locations in which the Company operates.  Section 4.17 of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force.  With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation.  No notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby.

Section 4.18 Properties

(a) The Company or one of its Subsidiaries has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its assets constituting personal property (excluding, for purposes of this sentence, assets held under leases), free and clear of all Liens other than (i) Liens for current taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice and (iii) any such matters of record, Liens and other imperfections of title that do not materially impair the continued ownership, use, operation or value of the assets to which they relate in the business of the Company and its Subsidiaries (“Permitted Liens”).

(b) Section 4.18(b) of the Company Disclosure Letter sets forth a true and complete list of all real property owned by the Company or any of its Subsidiaries (“Owned Real Property”) and all property leased for the benefit of the Company or any of its Subsidiaries (“Leased Real Property”).  Each of the Company and its Subsidiaries has (i) good and marketable title in fee simple to all Owned Real Property and (ii) good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Liens except Permitted Liens.  No parcel of Owned Real Property or Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.  All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by the Company, any of its Subsidiaries or any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or any other party thereto, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  All leases of Leased Real Property shall remain valid and binding in accordance with their terms following the Effective Time.

(c) There are no contractual or legal restrictions that preclude or materially restrict the ability to use any Owned Real Property or Leased Real Property by the Company or any of its Subsidiaries for the current or contemplated use of such real property.  There are no material latent defects or material adverse physical conditions affecting the Owned Real Property or Leased Real Property.  All plants, warehouses, distribution centers, structures and other buildings on the Owned Real Property or Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of the Company and its Subsidiaries as currently conducted. To the knowledge of the Company, the Owned Real Property and Leased Real Property is in compliance with all existing laws with respect to zoning, building, fire, safety, health codes and sanitation.

(d) Each of the Company and its Subsidiaries has complied in all material respects with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

This Section 4.18 does not relate to intellectual property, which is the subject of Section 4.19.

Section 4.19 Intellectual Property

(a) As used herein, the term “Intellectual Property” means all intellectual property rights arising under the laws of the United States or any other jurisdiction, including the following: (i) trade names, trademarks and service marks (registered and unregistered), domain names, trade dress and similar rights and applications to register any of the foregoing (collectively, “Marks”); (ii) patents and patent applications and rights in respect of utility models or industrial designs (collectively, “Patents”); (iii) copyrights and registrations and applications therefor (collectively, “Copyrights”); (iv) know-how, inventions, discoveries, methods, processes, technical data, specifications, research and development information, technology, data bases and other proprietary or confidential information, including customer lists, in each case that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure, but excluding any Copyrights or Patents that cover or protect any of the foregoing (collectively, “Trade Secrets”); and (v) any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets.

(b) Section 4.19(b)(1) of the Company Disclosure Letter sets forth an accurate and complete list of all registered Marks and applications for registration of Marks owned by or exclusively licensed to the Company or any of its Subsidiaries (collectively “Company Registered Marks”), Section 4.16(b)(2) of the Company Disclosure Letter sets forth an accurate and complete list of all Patents owned by or exclusively licensed to the Company or any of its Subsidiaries (collectively the “Company Patents”) and Section 4.19(b)(3) of the Company Disclosure Letter sets forth an accurate and complete list of all registered Copyrights and all pending applications for registration of Copyrights owned by or exclusively licensed to the Company or any of its Subsidiaries (collectively the “Company Registered Copyrights” and, together with the Company Registered Marks and the Company Patents, the “Company Registered IP”).  No Company Registered IP has been or is now involved in any interference, reissue, reexamination, opposition or cancellation proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP.  All Company Registered IP has been registered or obtained in accordance with all applicable legal requirements and is currently in compliance in all material respects with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications).  The Company Registered IP is subsisting and, to the knowledge of the Company, valid and enforceable (excluding any pending applications included in the Company Registered IP), and no written or, to the knowledge of the Company, oral notice or claim challenging the validity or enforceability or alleging the misuse of any of the Company Registered IP has been received by the Company or any of its Subsidiaries.  Except as set forth on Section 4.19(b)(4) of the Company Disclosure Letter, the Company has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP, and all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Company Registered IP have been timely paid.  Except as set forth on Section 4.19(b)(5) of the Company Disclosure Letter,  there are no filings,  payments or other actions that must be made or taken within ninety (90) days after the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates, for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Registered IP.

(c) The Company and its Subsidiaries have taken reasonable steps to protect their rights in the Intellectual Property owned by the Company or its Subsidiaries and maintain the confidentiality of all of the Trade Secrets of the Company or its Subsidiaries.  All current or former employees, consultants and contractors who have participated in the creation of any Intellectual Property that is used by the Company or its Subsidiaries have entered into proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms (which have previously been provided to Parent).

(d) The Company or its Subsidiaries own, or possess adequate licenses or other valid rights to use, all of the Intellectual Property that is necessary for the conduct or contemplated conduct of the Company’s and its Subsidiaries’ businesses.  None of the Intellectual Property owned by or, to the knowledge of the Company, licensed to, the Company or its Subsidiaries is subject to any outstanding order, judgment, or stipulation restricting the use or exploitation thereof by the Company or its Subsidiaries.

(e) The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate or re-price or otherwise modify any of the Company’s or any of its Subsidiaries’ rights or obligations under any agreement under which the Company or any of its Subsidiaries grants or is granted a license of Intellectual Property.  The rights licensed under each agreement granting to the Company or any of its Subsidiaries any material right or license under or with respect to any Intellectual Property owned by a third party shall be exercisable by the Surviving Corporation or such Subsidiary on and after the Closing to the same extent as by the Company or such Subsidiary prior to the Closing.  No loss or expiration of any such agreement is pending or reasonably foreseeable or, to the knowledge of the Company, threatened.  Any and all license fees, royalties, or other amounts due with respect to any such licensed Intellectual Property licensed have been paid in full.  Neither the Company nor any of its Subsidiaries has granted to any third party any exclusive rights under any Intellectual Property owned by the Company or its Subsidiaries or otherwise granted any rights under such Intellectual Property outside the ordinary course of business.  All milestones and other conditions set forth in any license agreements under which Intellectual Property is licensed to the Company or any of its Subsidiaries that are required to be satisfied in order for the Company or such Subsidiary to retain any exclusive rights granted under such agreements have been timely satisfied and all such exclusive rights remain in full force and effect.

(f) The Company or one of its Subsidiaries owns exclusively all right, title and interest to the Company Registered IP and all other Intellectual Property purportedly owned by the Company or any of its Subsidiaries, free and clear of all Lien or other adverse claims or interests other than Permitted Liens, and the Company has not received any written or, to the knowledge of the Company oral notice or claim challenging the Company’s ownership of any of such Intellectual Property.  Except as set forth on Section 4.19(f) of the Company Disclosure Letter, no loss, impairment or expiration of any of the Company Registered IP owned by the Company or any of its Subsidiaries and used in the conduct of the Company's or any of its Subsidiaries' businesses is pending or reasonably foreseeable or, to the knowledge of the Company, threatened other than the expiration of the statutory term of any Company Registered IP.

(g) The conduct of the Company’s and the Subsidiaries’ business as currently conducted and proposed to be conducted, including the use or other exploitation of the Intellectual Property owned by the Company or any of its Subsidiaries, has not infringed, misappropriated, diluted or violated, and does not infringe, misappropriate, dilute or violate, in any material respect, any Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction, and neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company oral notice or claim asserting or suggesting that any such infringement, misappropriation, violation, or dilution, unfair competition or trade practices has occurred, nor, to the knowledge of the Company, is there any reasonable basis therefor.  To the knowledge of the Company, (i) no third party is, in any material respect, misappropriating or infringing any material Intellectual Property owned by or exclusively licensed to the Company or its Subsidiaries and (ii) no third party has made any unauthorized disclosure of any Trade Secrets of the Company or its Subsidiaries.

(h) To the knowledge of the Company, at no time during the conception of or reduction to practice of any Intellectual Property owned or developed by the Company or any of its Subsidiaries was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Entity or private source, performing research sponsored by any Governmental Entity or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party, in each case that reasonably could be expected to impair or limit the Company’s or any of its Subsidiaries’ rights in such Intellectual Property.  To the knowledge of the Company, there exist no inventions by current or former employees or consultants of the Company or any of its Subsidiaries made or otherwise conceived prior to their beginning employment or consultation with the Company or such Subsidiary that have been or are intended to be incorporated into any of the Company’s Intellectual Property or products, other than any such inventions that have been validly and irrevocably assigned or licensed to the Company by written agreement.

(i) To the knowledge of the Company, there has been no prior use of any Company Registered Mark or any material unregistered Mark adopted by the Company or any of its Subsidiaries (collectively, “Company Marks”) by any third party that would confer upon such third party superior rights in such Company Mark.  All Company Registered Marks owned by the Company or its Subsidiaries have been continuously used by the Company or its Subsidiaries substantially in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates and applications therefor, respectively.

Section 4.20 Products

Since January 1, 2012, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company any distributor of the Company or any of its Subsidiaries, has received a claim for or based upon breach of product or service warranty or guaranty or similar claim, strict liability in tort, negligent design of product, negligent provision of services or any other allegation of liability, including or arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), or sale of its products or from the provision of services; and there is no basis for any such claim.

Section 4.21 Accounts Receivable

All of the accounts and notes receivable of the Company and its Subsidiaries set forth on the books and records of the Company and its Subsidiaries (net of the applicable reserves reflected on the books and records of the Company and its Subsidiaries and in the Financial Statements) (i) represent sales actually made or transactions actually effected in the ordinary course of business for goods or services delivered or rendered to unaffiliated customers in bona fide arm’s length transactions, (ii) constitute valid claims, and (iii) are good and collectible at the aggregate recorded amounts thereof (net of such reserves) without right of recourse, defense, deduction, return of goods, counterclaim, or offset.

Section 4.22 Inventories

 All inventories of the Company and its Subsidiaries consist of items of merchantable quality and quantity usable or saleable (free of any material defect or deficiency) in the ordinary course of business, are saleable at prevailing market prices that are not less than the book value amounts thereof or the price customarily charged by the Company and its Subsidiaries therefor, conform to the specifications established therefor, and have been manufactured in accordance with applicable regulatory requirements.  The quantities of all inventories, materials, and supplies of the Company and its Subsidiaries (net of the obsolescence reserves therefor shown in the Financial Statements and determined in the ordinary course of business consistent with past practice) are not obsolete, damaged, slow-moving, defective, or excessive, and are reasonable and balanced in the circumstances of the Company and its Subsidiaries.

Section 4.23 State Takeover Statutes

The resolutions of the Company Board referred to in Section 4.4(b) are sufficient to render the provisions of Section 203 of the DGCL inapplicable to Parent and Merger Sub and to this Agreement, the Offer, the Merger and the other transactions contemplated hereby.  No other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) is, or at the Effective Time will be, applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby.

Section 4.24 No Rights Plan

There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 4.25 Related Party Transactions

No present or former director, executive officer, stockholder, partner, member, employee or Affiliate of the Company or any of its Subsidiaries, nor any of such Person’s Affiliates or immediate family members (each of the foregoing, a “Related Party”), is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last 12 months or that has continuing obligations, in each case, that is of a type that would be required to be disclosed in the Company SEC Documents pursuant to Item 404 of Regulation S-K (an “Affiliate Transaction”) that has not been so disclosed.  Any Affiliate Transaction as of the time it was entered into and as of the time of any amendment or renewal thereof contained such terms, provisions and conditions as were at least as favorable to the Company or any of its Subsidiaries as would have been obtainable by the Company in a similar transaction with an unaffiliated third party.  No Related Party of the Company or any of its Subsidiaries owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of the Company or any of its Subsidiaries, or any organization which has a Contract with the Company or any of its Subsidiaries.

Section 4.26 Certain Payments

Neither the Company nor any of its Subsidiaries (nor, to the knowledge of the Company, any of their respective directors, executives, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 4.27 Export Controls

The Company and each of its Subsidiaries have conducted their export transactions in accordance in all material respects with applicable provisions of U.S. export Laws (including the International Traffic in Arms regulations, the Export Administration Regulations and the regulations administered by the Department of Treasury, Office of Foreign Assets Control (“OFAC”)), and other export Laws of the countries where it conducts business, and neither the Company nor any of its Subsidiaries has received any notices of noncompliance, complaints or warnings with respect to its compliance with export Laws.  Without limiting the foregoing:

(a) the Company and each of its Subsidiaries have obtained all material export licenses and other approvals required for their exports of products, software and technologies from the U.S. and other countries where it conducts business;

(b) the Company and each of its Subsidiaries are in compliance in all material respects with the terms of such applicable export licenses or other approvals;

(c) there are no pending or threatened claims against the Company or any of its Subsidiaries with respect to such export licenses or other approvals; and

(d) the Company and its Subsidiaries have in place adequate controls and systems to ensure compliance with applicable Laws pertaining to import and export control in each of the jurisdictions in which the Company and its Subsidiaries currently does or in the past has done business, either directly or indirectly.  No event, fact or circumstance has occurred or is existing that is reasonably likely to result in a finding of noncompliance with any export or import control Laws.

Section 4.28 Office of Foreign Assets Control

Neither the Company nor any of its Subsidiaries, employees, management nor, to the knowledge of the Company, any of its beneficial owners, appears on the Specially Designated Nationals and Blocked Persons List published by OFAC, or is otherwise a person with which any U.S. person is prohibited from dealing under the laws of the United States.  Neither the Company nor any of its Subsidiaries does business or conducts any transactions with the governments of, or persons within, any country under economic sanctions administered and enforced by OFAC.

Section 4.29 Brokers

No broker, investment banker, financial advisor or other Person, other than SunTrust Robinson Humphrey, Inc. (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates.  The Company has furnished to Parent a true and complete copy of any Contract between the Company and the Company Financial Advisor pursuant to which the Company Financial Advisor could be entitled to any payment from the Company relating to the transactions contemplated hereby. Section 4.29 of the Company Disclosure Letter sets forth (a) all transaction fees and expenses incurred by the Company as of the date of this Agreement and (b) the Company’s reasonable estimate, prepared in good faith as of the date of this Agreement, of all transaction fees and expenses to be incurred or payable by the Company upon consummation of the transactions contemplated hereby (in each case, including all financial advisory, legal and accounting fees and expenses).

Section 4.30 Opinion of Financial Advisor

The Company Board has received the opinion of the Company Financial Advisor, dated the date of the meeting of the Company Board at which this Agreement was approved by the Company Board, to the effect that, as of such date, and based upon and subject to the various assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the Share Merger Consideration to be received by the holders of the Shares in the Offer and Merger was fair, from a financial point of view, to the holders of Shares, and such opinion has not been modified or withdrawn as of the date of this Agreement.  Promptly following the execution of this Agreement, the Company shall deliver a true and complete copy of such opinion to Parent.

Section 4.31 No Other Representations; Non-Reliance

Parent and Merger Sub acknowledge that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided this Article IV, and that they are not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article IV.

Section 4.32 Disclosures

No representation or warranty by the Company contained in this Agreement, and no statement contained in the Company Disclosure Letter, any Company SEC Document disclosure incorporated by reference into the Company Disclosure Letter or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and the Merger Sub represent and warrant to the Company as follows:

Section 5.1 Organization, Standing and Power

Each of Parent and Merger Sub (a) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and (b) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that materially impairs the ability of Parent and Merger Sub to consummate, or prevents or materially delays, the Offer, the Merger or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so.

Section 5.2 Authority

Each of Parent and Merger Sub has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 5.3 No Conflict; Consents and Approvals

(a) Assuming that all consents, approvals, authorizations and other actions described in this Section 5.3 have been obtained and all filings and obligations described in this Section 5.3 have been made, the execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Offer, the Merger and the other transactions contemplated hereby and compliance by each of Parent and Merger Sub with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent or Merger Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the certificate of incorporation or bylaws of Parent or Merger Sub, each as amended to date, (ii) any material Contract to which Parent or Merger Sub is a party by which Parent, Merger Sub or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 5.3(b), any material Law applicable to Parent or Merger Sub or by which Parent, Merger Sub or any of their respective properties or assets may be bound.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing of any foreign antitrust filings, (ii) such filings and reports as required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, (iv) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.4 Certain Information

 The Offer Documents will not, when first filed with the SEC, or when amended or supplemented or first published, sent or given to the Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act.  Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Offer Documents based on information supplied by or on behalf of the Company, any of its Subsidiaries or Affiliates specifically for inclusion or incorporation by reference therein.  None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion in the Schedule 14D-9 or the Proxy Statement will, at the respective times they are first published, sent or given to the Stockholders and, in the case of the Proxy Statement, at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Schedule 14D-9 or the Proxy Statement based on information supplied by or on behalf of Company specifically for inclusion or incorporation by reference therein.

Section 5.5 Brokers

No broker, investment banker, financial advisor or other Person, other than Houlihan Lokey the fees and expenses of which will be paid by Parent or Merger Sub, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their Affiliates.

Section 5.6 Ownership of Company Securities

Parent, Merger Sub, and their Subsidiaries do not “own” (as defined in Section 203 of the DGCL) any shares of Company Common Stock or other securities of the Company or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.  Parent, Merger Sub, or any of their “affiliates” or “associates” (each as defined in Section 203 of the DGCL) is, or has been at any time within the last three years, an “interested stockholder” (as defined in Section 203 of the DGCL).  Parent, Merger Sub or their Subsidiaries have not taken, or authorized or permitted any of their Representatives to take, any action that would cause Parent, Merger Sub, or any of their “affiliates” or “associates” (each as defined in Section 203 of the DGCL) to be deemed an “interested stockholder” (as defined in Section 203 of the DGCL) or otherwise render Section 251(h) of the DGCL inapplicable to the Merger.

Section 5.7 Merger Sub

Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement.  All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

Section 5.8 No Other Representations; Non-Reliance

The Company acknowledges that Parent and Merger Sub have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided this Article V, and that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article V.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business

Except as set forth in Section 6.1 of the Company Disclosure Letter, during the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by Parent or as otherwise specifically required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it.  In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time:

(a) Except as set forth in Section 6.1(a) of the Company Disclosure Letter or as specifically required by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries, without Parent’s prior written consent, to:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of the Company to its parent that does not trigger material Tax liability, (B) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests or (C) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of Shares, including pursuant to Contracts as in effect on the date hereof (other than the issuance of Shares upon the exercise of Company Stock Options outstanding on October 26, 2015 in accordance with their terms as in effect on such date);

(iii) amend, authorize or propose to amend its certificate of incorporation or bylaws (or similar organizational documents);

(iv) directly or indirectly acquire or agree to acquire (A) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (B) any assets that are otherwise material to the Company and its Subsidiaries, other than inventory acquired in the ordinary course of business consistent with past practice;

(v) directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien or otherwise dispose in whole or in part of any of its properties, assets or rights or any interest therein, except sales of inventory in the ordinary course of business consistent with past practice;

(vi) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, capitalization or other reorganization;

(vii)  (A) incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money, any obligations under conditional or installment sale Contracts or other retention Contracts relating to purchased property, any capital lease obligations or any guarantee or any such indebtedness of any other Person, issue or sell any debt securities, options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of any other Person, enter into any “keepwell” or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing (collectively, “Indebtedness”), or amend, modify or refinance any Indebtedness or (B) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(viii) except as set forth in the capital expenditure budget set forth in Section 6.1(a)(viii) of the Company Disclosure Letter, incur or commit to incur any capital expenditure or authorization or commitment with respect thereto that individually is in excess of $50,000, or in the aggregate are in excess of $200,000;

(ix)  (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company and its Subsidiaries included in the Company SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (B) cancel any material indebtedness or (C) waive, release, grant or transfer any right of material value;

(x)  (A) modify, amend, terminate, cancel or extend any Material Contract or (B) enter into any Contract that if in effect on the date hereof would be a Material Contract;

(xi) commence any Action (other than an Action as a result of an Action commenced against the Company or any of its Subsidiaries), or compromise, settle or agree to settle any material Action (including any Action relating to this Agreement or the transactions contemplated hereby);

(xii) change its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

(xiii) settle or compromise any material liability for Taxes, amend any material Tax Return, enter into any material Contract with or request any material ruling from any Governmental Entity relating to Taxes, make, change or revoke any material Tax election, change any method of accounting for Tax purposes, take any material position on a Tax Return inconsistent with a position taken on a Tax Return previously filed, take any other action to materially impair (other than through actual utilization or in the ordinary course of business consistent with past practice) any tax asset reflected in the Company SEC Documents filed most recently prior to the date hereof, extend or waive any statute of limitations with respect to Taxes, or surrender any claim for a material refund of Taxes;

(xiv) change its fiscal or tax year;

(xv) (A) grant any current or former director, officer, employee or independent contractor any increase in compensation, bonus or other benefits, or any such grant of any type of compensation or benefits to any current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any current or former director, officer, employee or independent contractor (except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees that are not officers), (B) grant or pay to any current or former director, officer, employee or independent contractor any severance, change in control or termination pay, or modifications thereto or increases therein, (C) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Plan or awards made thereunder) except as required to comply with any applicable Law or any Company Plan in effect as of the date hereof, (D) adopt or enter into any collective bargaining agreement or other labor union contract, (E) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Plan or other Contract or (F) adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing Company Plan, in each case for the benefit of any current or former director, officer, employee or independent contractor, other than as required by applicable Law; provided, however, that the foregoing provisions of clause (F) shall not apply to any “at will” offer letters or employment agreements (not containing severance obligations or other guaranteed payments) with non-officer employees hired in the ordinary course of business consistent with past practice after the date hereof;

(xvi) fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries as currently in effect;

(xvii) renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries;

(xviii) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

(xix) enter into any new line of business outside of its existing business;

(xx) enter into any new lease or amend the terms of any existing lease of real property that would require payments over the remaining term of such lease in excess of $50,000;

(xxi) knowingly violate or knowingly fail to perform any obligation or duty imposed upon it by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

(xxii) create or form any Subsidiary or make any other investment in another Person (other than short term investments for the purpose of cash management or as otherwise permitted in subsection (vii));

(xxiii) modify the standard warranty terms for products sold by the Company or amend or modify any product warranties in effect as of the date hereof in any manner that is adverse to the Company;

(xxiv) allow any of the Company’s Intellectual Property rights relating to the Company’s existing products or products currently under development to be disclosed, other than under appropriate non-disclosure agreements, abandoned, or otherwise to lapse or become unavailable to the Company on the same terms and conditions as such rights were available to the Company as of the date of this Agreement;

(xxv) (A) enter into any distribution, marketing or sales agency agreements; (B) enter into any commitment to any person to enter into any license, distributorship, or sales agreement that by its terms would purport to relate to any of the products of Parent or its Affiliates; (C) sell, license, transfer or otherwise dispose of any Intellectual Property other than sales of its products and other non-exclusive licenses that are in the ordinary course of business and consistent with past practices; or (D) grant “most favored nation” pricing to any Person;

(xxvi) enter into or amend any contract, agreement, commitment or arrangement with any Affiliated Person;

(xxvii) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(xxviii) knowingly take any action that would result in a failure to maintain trading of the Shares on NASDAQ;

(xxix) take any action (or omit to take any action) if such action (or omission) could reasonably be expected to result in any of the Offer Conditions or any condition to the Merger set forth in Article VII not being satisfied; or

(xxx) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(b) The Company shall:

(i) maintain its assets and properties in the ordinary course of business in the manner historically maintained, reasonable wear and tear, damage by fire and other casualty excepted;

(ii) promptly repair, restore or replace all assets and properties in the ordinary course of business consistent with past practice;

(iii) upon any damage, destruction or loss to any of its assets or properties, apply any and all insurance proceeds, if any, received with respect thereto to the prompt repair, replacement and restoration thereof;

(iv) comply in all material respects with all applicable Laws;

(v) take all actions necessary to be in compliance in all material respects with all Material Contracts and to maintain the effectiveness of all Permits;

(vi) notify Parent in writing of the commencement of any action, suit, claim, investigation or other like proceeding by or against the Company;

(vii) if Parent gives the Company written notice not less than five (5) Business Days prior to the Closing Date, take all necessary corporate action to terminate the Company’s 401(k) plan (the “401(k) Plan”) effective as of the date immediately prior to the Closing Date, but contingent on the Closing.  If Parent provides such notice to the Company, the Company shall provide Parent with evidence that the Company Board has adopted resolutions to terminate the 401(k) Plan, effective as of the date immediately preceding the Closing Date;

(viii) pay accounts payable and pursue collection of its accounts receivable in the ordinary course of business, consistent with past practices;

(ix) prior to the Effective Time, the Company shall deliver all required notices (which notices shall have been approved by Parent, in its reasonable discretion) to each holder of Company Stock Options setting forth each holder’s rights pursuant to the respective Company Stock Plan, stating that such Company Stock Options shall be treated in the manner set forth in Section 3.2; and

(x) the Company shall take all actions necessary to ensure that, as of the Effective Time, (i) the Company Stock Plans shall terminate and (ii) no holder of a Company Stock Option or any participant in any Company Stock Plan or any other employee incentive or benefit plan, program or arrangement or any non-employee director plan maintained by the Company shall have any rights to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Corporation or any of their Subsidiaries, except the right to receive the payment contemplated by Section 3.2 in cancellation and settlement thereof.

Section 6.2 No Solicitation

(a) The Company shall, and shall cause its Subsidiaries to, cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their directors, officers, employees, advisors and investment bankers (with respect to any Person, the foregoing Persons are referred to herein as such Person's “Representatives”) to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to return or destroy (and confirm destruction of) all such information.

(b) The Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit its and its Subsidiaries' Representatives to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 6.2(c), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal, (ii) (A) amend or grant any waiver or release under any confidentiality, standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or fail to enforce the provisions of any such agreement or (B) approve any transaction under, or any third party becoming an "interested stockholder" under, Section 203 of the DGCL, or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Takeover Proposal (each, a “Company Acquisition Agreement”). Subject to Section 6.2(c), neither the Company Board nor any committee thereof shall fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, or recommend a Takeover Proposal, or make any public statement inconsistent with the Company Board Recommendation, or resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Adverse Recommendation Change”).

(c) Notwithstanding Section 6.2(a) or 6.2(b), prior to the Acceptance Time or the earlier termination of this Agreement, the Company Board, directly or indirectly through any Representative, may, subject to Section 6.2(d), (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Company Board has determined in good faith, after consultation with outside legal counsel and the Company Financial Advisor, constitutes or would reasonably be expected to result in a Superior Proposal, (ii) thereafter furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which Acceptable Confidentiality Agreement shall be promptly provided for informational purposes only to Parent), (iii) following receipt of and on account of a Superior Proposal, make a Company Adverse Recommendation Change, and/or (iv) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to cause the Company Board to be in breach of its fiduciary duties under applicable Law.

(d) The Company Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 6.2(c) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) in writing after it obtains Knowledge of the receipt by the Company (or any of its Representatives) of any Takeover Proposal, any inquiry that would reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any third party. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request. The Company shall keep Parent reasonably informed, on a prompt basis, of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof.  The Company shall provide Parent with reasonable prior written notice of any meeting of the Company Board at which the Company Board is reasonably expected to consider any Takeover Proposal. The Company shall promptly provide Parent with a list of any non-public information concerning the Company's business, present or future performance, financial condition or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Parent, copies of such information.

(e) Except as set forth in this Section 6.2(e), and subject to the provisions of Section 6.2(c), the Company Board shall not make any Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the Acceptance Time or the earlier termination of this Agreement, the Company Board may make a Company Adverse Recommendation Change or enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement, if: (i) the Company promptly notifies Parent, in writing, at least three (3) Business Days (the “Notice Period”) before making a Company Adverse Recommendation Change or entering into (or causing a Subsidiary to enter into) a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has received a Takeover Proposal, that the Company Board intends to declare a Superior Proposal, and that the Company Board intends to make a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement; (ii) the Company attaches to such notice the most current versions of the proposed agreement and any other relevant transaction documents (which versions shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal; (iii) the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries' Representatives to, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remains in the Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)); and (iv) the Company Board determines in good faith, after consulting with outside legal counsel and its Company Financial Advisor, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Parent during the Notice Period in the terms and conditions of this Agreement, including the Payment of the Termination Fee set forth in Section 8.3(b).

(f) The Company agrees that any violation of the restrictions set forth in this Section 6.2 by any Representative of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a material breach of this Agreement by the Company.

(g) Nothing contained herein shall prevent the Company Board from disclosing to the Company's stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to a Takeover Proposal, if the Company determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law; provided, however, that in no event shall this Section 6.2(h) affect the obligations of the Company specified in Sections 6.2(b), (c) and (d); and provided further, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change (including for purposes of Section 8.1(c)(ii)) unless the Company Board expressly reaffirms its recommendation to its stockholders in favor of the Offer and Merger.

(h) For purposes of this Agreement:

(i) “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement and the letter dated September 26, 2015 from Israeli Parent to the Company with respect to the Offer and the Merger.

(ii) “Takeover Proposal” means a proposal or offer from, or indication of interest in making a proposal or offer by, any Person (other than Parent and its Subsidiaries, including Merger Sub) relating to any (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to fifteen percent (15%) or more of the fair market value of the Company’s consolidated assets or to which fifteen percent (15%) or more of the Company's net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of fifteen percent (15%) or more or more of the voting equity interests of the Company, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) fifteen percent (15%) or more of the voting equity interests of the Company, (d) merger, consolidation, other business combination or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person would own fifteen percent (15%) or more of the consolidated assets, net revenues or net income of the Company, taken as a whole, or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company.

(iii) “Superior Proposal” means any unsolicited bona fide written Takeover Proposal that the Company Board determines in good faith (after consultation with outside counsel and the Company Financial Advisor), taking into account all legal, financial, regulatory and other aspects of the proposal, and which is not subject to any financing condition or, if financing is required, such financing is then fully committed, is (A) more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement and (B) is reasonably likely to be completed on the terms proposed on a timely basis; provided, that, for purposes of this definition of “Superior Proposal” references in the term “Takeover Proposal” to “15%” shall be deemed to be references to “80%.”

Section 6.3 Preparation of Proxy Statement; Stockholders’ Meeting

(a) If approval of the Stockholders is required by applicable Law to consummate the Merger, then as promptly as practicable following the purchase of Shares pursuant to the Offer (and in any event within 15 Business Days after the date thereof), the Company shall file a Proxy Statement with the SEC in preliminary form as required by the Exchange Act. The Company shall use reasonable efforts to cause the Proxy Statement in definitive form to be mailed to the Stockholders as promptly as practicable.  No filing of, or amendment or supplement to, or correspondence with the SEC or its staff with respect to the Proxy Statement will be made by the Company, without providing Parent a reasonable opportunity to review and comment thereon.  The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.  If at any time prior to the Effective Time or the earlier termination of this Agreement, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Stockholders.

(b) If approval of the Stockholders is required by applicable Law to consummate the Merger, then as promptly as practicable, the Company shall establish a record date for, duly call, give notice of, convene and hold a special meeting of its Stockholders (the “Company Stockholders’ Meeting”) solely for the purpose of obtaining the Company Stockholder Approval.  Except in the case of an Adverse Recommendation Change specifically permitted by Section 6.2(c), the Company, through the Company Board, shall (i) recommend to its Stockholders that they adopt this Agreement and the transactions contemplated hereby, (ii) include such recommendation in the Proxy Statement and (iii) publicly reaffirm such recommendation within 24 hours after a request to do so by Parent or Merger Sub.  Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.3(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Takeover Proposal or the occurrence of any Adverse Recommendation Change.

(c) Notwithstanding the foregoing clauses (a) and (b), if following the expiration of the Offer, Parent, Merger Sub or any other direct or indirect Subsidiary of Parent shall collectively hold at least a majority of the outstanding Shares, each of Parent, Merger Sub and the Company shall (subject to Section 7.1) take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the consummation of the purchase of the Shares without a meeting of Stockholders of the Company.  Parent may elect to cause the Merger to be effected under Section 251(h) of the DGCL or any other provision of the DGCL that may be applicable.

Section 6.4 Access to Information; Confidentiality

The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, Merger Sub and their respective Representatives reasonable access during normal business hours, during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent:  (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent or Merger Sub may reasonably request (including Tax Returns filed and those in preparation and the workpapers of its auditors); provided, however, that the foregoing shall not require the Company to disclose any information to the extent such disclosure would contravene applicable Law.  All such information shall be held confidential in accordance with the terms of the Confidentiality Agreement between Parent and the Company dated as of March 16, 2015 (the “Confidentiality Agreement”) and the letter dated September 26, 2015 from Israeli Parent to the Company with respect to the Offer and the Merger.  No investigation pursuant to this Section 6.4 or information provided, made available or delivered to Parent pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 6.5 Reasonable Best Efforts

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following:  (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Material Contract, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity, including filings of any required foreign antitrust filings, (iii) vigorously resist and contest any Action, including administrative or judicial Action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the transactions contemplated hereby, including, without limitation, by vigorously pursuing all avenues of administrative and judicial appeal and (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement; provided, however, that neither the Company nor any of its Subsidiaries shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of Parent.  Each of the parties hereto shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.  Subject to applicable Law relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated by this Agreement.  In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable.  Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other written communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby.

(b) Notwithstanding any other provision of this Agreement to the contrary, in no event shall Parent or any of its Affiliates be required to (i) agree or proffer to divest or hold separate (in a trust or otherwise), or take any other action with respect to, any of the assets or businesses of Parent or any of its Affiliates or, assuming the consummation of the Merger, the Surviving Corporation or any of its Affiliates, (ii) agree or proffer to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares) or (iii) enter into any agreement that in any way limits the ownership or operation of any business of Parent, the Company, the Surviving Corporation or any of their respective Affiliates.

Section 6.6 Takeover Laws

The Company and the Company Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby, take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Offer, the Merger and the other transactions contemplated hereby.

Section 6.7 Notification of Certain Matters

The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, (b) any other notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, (c) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relates to the Merger or the other transactions contemplated hereby or (d) any change, condition or event (i) that renders or would reasonably be expected to render any representation or warranty of such party set forth in this Agreement (disregarding any materiality qualification contained therein) to be untrue or inaccurate in any material respect or (ii) that results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement (including any of the Offer Conditions or any condition set forth in Article VII) to be complied with or satisfied hereunder; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 6.8 Indemnification, Exculpation and Insurance

(a) Parent and Merger Sub agree that all rights to indemnification existing in favor of the current or former directors and officers of the Company as provided in the Company Charter, Company Bylaws or employment agreements, and in favor of David Green, consultant to the Company, as provided in that certain Consulting Agreement with the Company effective September 21, 2015, in each case as in effect on the date of this Agreement for acts or omissions occurring prior to the Effective Time shall be assumed and performed by the Surviving Corporation and shall continue in full force and effect for a period of six years after the Effective Time with respect to any claims against such directors or officers arising out of such acts or omissions, except as otherwise required by applicable Law.

(b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the Company’s current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy (a correct and complete copy of which has been heretofore made available to Parent) for acts or omissions occurring prior to the Effective Time; provided, that Parent may (i) substitute therefor policies of an insurance company the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the Company’s existing policies as of the date hereof or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time); and provided further, that in no event shall Parent or the Company be required to pay aggregate annual premiums for insurance under this Section 6.8(b) in excess of 300% of the amount of the aggregate annual premiums paid by the Company for fiscal year 2015 for such purpose (which fiscal year 2015 premiums are hereby represented and warranted by the Company to be as set forth in Section 6.8(b) of the Company Disclosure Letter), it being understood that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 300% amount.

(c) In the event that Parent, the Surviving Corporation or any of their successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent or the Surviving Corporation assumes the obligations set forth in this Section 6.8.

(d) The provisions of this Section 6.8 shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.

Section 6.9 Amendment to Non-Public Warrants

Concurrently with the Offer, but as separately negotiated transactions, Parent and Merger Sub shall offer to each of the holders of the Non-Public Warrants the consideration set forth on Exhibit B (the “Non-Public Warrant Consideration”) in exchange for the termination of such Non-Public Warrants.

Section 6.10 Public Announcements

(a) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements (including announcements to the employees of the Company and its Subsidiaries) with respect to this Agreement, the Offer, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement (including announcements to the employees of the Company and its Subsidiaries) without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

(b) Before any written communications related to the Offer of any party hereto or any of their respective “participants” (as defined in Rule 165 of the Securities Act) are (i) disseminated to any investor, analyst, member of the media, employee, client, customer or other third-party or otherwise made accessible on the website of such party or any such participant, as applicable (whether in written, video or oral form via webcast, hyperlink or otherwise), or (ii) used by any executive officer, key employee or advisor of such party or any such participant, as applicable, as a script in discussions or meetings with any such third parties, Parent or the Company, as the case may be, shall (or shall cause any such participant to) cooperate in good faith with respect to any such written communications related to the Offer for purposes of, among other things, determining whether that communication constitutes “tender offer material” that is required to be filed by Rule 14d-2 or Rule 14d-6 of the Exchange Act, as applicable.  Each party shall (or shall cause any such participant to) give reasonable and good faith consideration to any comments made by the other such party or parties and their counsel on any such written communications related to the Offer.  For purposes of the foregoing, written communications related to the Offer shall include, with respect to any Person, any document or other written communication prepared by or on behalf of that Person, or any document or other material or information posted or made accessible on the website of that Person (whether in written, video or oral form via webcast, hyperlink or otherwise).

Section 6.11 Section 16 Matters

Prior to the Effective Time, the Company Board shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Shares (including derivative securities with respect to such Shares) resulting from the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent allowable under Rule 16b-3.

Section 6.12 Further Assurances

Each party hereby agrees to perform any further acts and to execute and deliver any documents or instruments that may be reasonably necessary to carry out the provisions of this Agreement.

Section 6.13 Financing

(a) Each of Merger Sub and Parent shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, consummate and obtain, and to negotiate and enter into definitive agreements with respect to, debt or equity financing or some combination of debt and equity financing in an aggregate amount (after taking into consideration the funds otherwise expected to be available to Parent) that is required to consummate the Offer, the Merger and the other transactions contemplated by this Agreement and to pay any fees and expenses payable by Parent, Merger Sub or the Company in connection therewith (the “Financing”).

(b) Parent shall (i) furnish the Company complete, correct and executed copies of any financing agreement entered into in accordance with this Section 6.13 (“Financing Agreement”) promptly upon its execution, (ii) give the Company prompt written notice of any breach or threatened breach of which either Merger Sub or Parent is or becomes aware by any party of any Financing Agreements entered into or threatened termination thereof, and (iii) otherwise keep the Company reasonably informed in a timely manner of the status of its efforts to arrange the Financing.

(c) Prior to the Acceptance Time, Parent and Merger Sub shall obtain commitments from Persons represented by Affiliates of Parent (serving on Israeli Parent’s Board of Directors) to provide at least $5 million of equity financing to Parent or Merger Sub for the Offer on terms at least as favorable to Parent or Merger Sub, as applicable, as those offered by any other arms-length provider of at least $5 million in equity financing for the Offer, and subject to conditions, including without limitation,  Parent’s or Merger Sub’s receipt (either directly or through its Affiliates) of a minimum of $19 million of additional financing plus any amounts, if any, necessary to refinance existing debt of Parent, Israeli Parent or the Company in connection with such additional financing, with the acceptableness of such additional financing being at the sole discretion of Parent.

Section 6.14 Financing Cooperation

(a) Subject to Section 6.14(b), prior to the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to, provide to Parent such customary and necessary cooperation as may be reasonably requested by Parent to assist Parent in connection with obtaining the Financing, which cooperation shall include:

(i) causing its management team, external auditors and other non-legal advisors to assist in preparation for and to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with financing sources and potential lenders;

(ii) to the extent appropriate, using commercially reasonable best efforts to enable the efforts to complete the Financing to benefit from the Company’s existing lending and investment banking relationships;

(iii) subject to the limitations set forth in Section 6.14(a)(iv), using reasonable best efforts to assist with the timely preparation of road show materials, bank information memoranda, credit agreements, offering documents, private placement memoranda and similar documents required in connection with the Financing, including the marketing thereof;

(iv)  subject to Section 6.4, furnishing Parent and its financing sources as promptly as practicable with (1) information regarding the Company and its Subsidiaries to the extent reasonably available to the Company (including information to be used in the preparation of one or more information packages regarding the Company and its Subsidiaries) customary for the arrangement of the Financing, to the extent reasonably requested by Parent or Merger Sub to assist in preparation of customary investor or lender presentations relating to the placement of securities or arrangement of loans and (2) all consolidated financial statements, historical business and other financial data, and audit reports of the Company and its Subsidiaries, and any supplements thereto, in each case to the extent reasonably required to obtain the Financing and written historical financial information reasonably necessary for the Parent and any financing sources to prepare the customary offering or private placement memoranda in connection with an offering of debt or equity securities, including the (A) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and the Company Subsidiaries, for the fiscal year last ended, (B) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and the Company Subsidiaries, for each fiscal quarter ended after the date hereof (it being acknowledged and agreed that such unaudited quarterly financial statements shall be provided to Parent as soon as they are available to Company management after the completion of each fiscal quarter after the date hereof);

(v)  executing and delivering any customary pledge and security documents, credit agreements, indentures, guarantees, ancillary documents and instruments and customary closing certificates and documents (in each case, subject to and only effective upon occurrence of the Effective Time) and assisting in preparing schedules thereto as may be reasonably requested by Parent or Merger Sub;

(vi)  assisting in (A) the preparation, execution and delivery of one or more pledge and security documents, credit agreements, indentures, guarantees, ancillary documents and instruments or (B) the termination and repayment or settlement of any of the Company’s or its Subsidiaries’ credit agreements, guarantees, pledge and security agreements and any ancillary documents and instruments, if any, in each case, on terms that are reasonably requested by Parent or Merger Sub in connection with the Financing; provided, however, that no obligation of the Company or any of its Subsidiaries under any such agreements or amendments or in respect of any such termination and repayment or settlement shall be effective until the Effective Time;

(vii)  providing at least five Business Days prior to the expected Closing Date all documentation and other information about the Company and each of its Subsidiaries as is requested by the financing source for the Financing that is required under applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act;

(viii)  using reasonable best efforts (including by providing customary representations to such accountants) to cause accountants to consent to the use of their reports in any material relating to the Financing and to provide customary comfort letters; and

(ix) reasonably cooperating to permit during normal business hours any prospective lenders involved in the Financing to evaluate the Company and the Company Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements to the extent customary and reasonable and otherwise reasonably facilitating the grant of a security interest in collateral and providing related lender protections.

(b)  Notwithstanding anything to the contrary contained in this Agreement (including this Section 6.14): (i) nothing in this Agreement (including this Section 6.14) shall require any such cooperation to the extent that it would (a) require the Company or any of the Company Subsidiaries or their respective Representatives, as applicable, to waive or amend any terms of this Agreement or agree to pay any commitment or other fees or reimburse any expenses that are not contingent upon the earlier of the consummation of the Offer and the Effective Time or incur any liability or give any indemnities that are not contingent upon the earlier of the consummation of the Offer and the Effective Time, (b) unreasonably interfere with the ongoing business or operations of the Company and the Company’s Subsidiaries, (c) require the Company or any of the Company Subsidiaries to take any action that will conflict with or violate the Company Charter or Company Bylaws, any Laws or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any Contract to which the Company or any of the Company Subsidiaries is a party, (d) require the Company or any of the Company Subsidiaries to enter into or approve any financing or purchase agreement for the Financing prior to the earlier of the consummation of the Offer and the Effective Time.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger

The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval.  The Company Stockholder Approval (if required by applicable Law) shall have been obtained.

(b) Antitrust.  Any applicable waiting period (and any extension thereof) under any required foreign antitrust filings relating to the transactions contemplated by this Agreement shall have expired or been terminated.

(c) No Injunctions or Legal Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger.

(d) Purchase of Shares and Warrants in the Offer.  Merger Sub shall have purchased all Shares and Warrants validly tendered (and not withdrawn) pursuant to the Offer.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval, if required, has been obtained (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(i) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 6.5; or

(ii) if (A) Merger Sub shall not have accepted for payment and paid for Shares and Warrants pursuant to the Offer on or before the Outside Date, (B) the Offer shall have expired or been terminated in accordance with its terms without Merger Sub having purchased any Shares pursuant thereto, or (C) Merger Sub shall have failed to commence the Offer within 30 days after the date of this Agreement; provided, that a party shall not have the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) if such failure to accept for payment and pay for Shares and Warrants, to purchase Shares and Warrants or to commence the Offer is due to such party’s material breach of this Agreement;

(c) by Parent, at any time prior to the purchase of Shares and Warrants pursuant to the Offer (the “Acceptance Time”):

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 6.2 or 6.3(b), as to which Section 8.1(c)(ii) will apply), or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, individually or in the aggregate (A) would result in the failure of an Offer Condition or of any of the conditions set forth in Article VII and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to the Company of such breach or failure;

(ii) if (A) the Company Board (or any committee thereof) effects an Adverse Recommendation Change, (B) the Company or the Company Board (or any committee thereof) shall approve or recommend, or cause or permit the Company to enter into, a Company Acquisition Agreement relating to a Takeover Proposal, (C) the Company fails to reaffirm (publicly, if so requested by Parent) the Company Board recommendation within 10 days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Takeover Proposal (which reaffirmation must also include an unconditional rejection of such Takeover Proposal, it being understood that taking no position with respect to the acceptance of such Takeover Proposal or modification thereof shall constitute a failure to reject such Takeover Proposal), (D) the Company shall have breached any of its obligations under Section 6.2 or 6.3(b) or (E) the Company or the Company Board (or any committee thereof) shall formally resolve by action of the Company Board or any committee thereof (whether at a meeting or by written action in lieu of a meeting) or publicly announce any of the foregoing actions; or

(iii) the Offer Conditions set forth in paragraphs (a) or (b) of the Conditions to the Offer attached as Exhibit A shall not have been satisfied prior to the expiration of the Offer;

(d) by the Company, at any time prior to the purchase of Shares and Warrants pursuant to the Offer:

(i)  if Parent or Merger Sub shall have materially breached Section 6.13(c);

(ii) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, which breach or failure to perform or to be true, individually or in the aggregate (A) has had or would reasonably be expected to have a Parent Material Adverse Effect and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to Parent of such breach or failure; or

(iii) if: (A) the Company shall have received a Superior Proposal; (B) the Company shall have complied in all material respects with its obligations under Section 6.2; (C) to the extent permitted by and effected in accordance with Section 6.2(e), the Board of Directors of the Company approves, and the Company concurrently with the termination of this Agreement, enters into, such Company Acquisition Agreement with respect to such Superior Proposal; and (D) prior to or concurrently with such termination, the Company pays to the Parent the amounts contemplated by Section 8.3.

The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give written notice of such termination to the other party.

Section 8.2 Effect of Termination

In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement and the provisions of Section 4.29 (Brokers), Section 6.10 (Public Announcements), this Section 8.2, Section 8.3 (Fees and Expenses), Section 9.2 (Notices), Section 9.5 (Entire Agreement), Section 9.6 (No Third Party Beneficiaries), Section 9.7 (Governing Law), Section 9.8 (Submission to Jurisdiction), Section 9.9 (Assignment; Successors), Section 9.10 (Enforcement), Section 9.12 (Severability), Section 9.13 (Waiver of Jury Trial) and Section 9.16 (No Presumption Against Drafting Party) shall survive the termination hereof; provided, however, that no such termination shall relieve any party hereto from any liability or damages resulting from a willful breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 8.3 Fees and Expenses

(a) Except as otherwise provided in this Section 8.3, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Offer Documents, the Schedule 14D-9 and the Proxy Statement, and all filing and other fees paid to the SEC or in respect of any required foreign antitrust filings, in each case in connection with the Merger (other than attorneys’ fees, accountants’ fees and related expenses), shall be shared equally by Parent and the Company.  For the avoidance of doubt, any fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated hereby incurred by a Stockholder (such as fees and expenses of separate counsel to such Stockholder) shall be borne by such Stockholder.

(b) In the event that:

(i) (A) a Takeover Proposal (whether or not conditional) or intention to make a Takeover Proposal (whether or not conditional) shall have been made directly to the Stockholders, otherwise publicly disclosed or otherwise communicated to senior management of the Company or the Company Board, (B) this Agreement is thereafter terminated by the Company or Parent pursuant to Section 8.1(b)(ii) or by Parent pursuant to Section 8.1(c)(i) and (C) within 12 months after the date of such termination, the Company enters into an agreement in respect of any Takeover Proposal, or recommends or submits a Takeover Proposal to its Stockholders for adoption, or a transaction in respect of a Takeover Proposal is consummated, which, in each case, need not be the same Takeover Proposal that shall have been made, publicly disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (C), each reference to “15%” in the definition of “Takeover Proposal” shall be deemed to be a reference to “50%”); or

(ii) this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii) or the Company pursuant to Section 8.1(d)(iii); then, in any such event, the Company shall pay to Parent a one-time termination fee of $424,000 (the “Termination Fee”) plus the amount of Parent Expenses actually incurred by Parent or Merger Sub on or prior to the date of termination of this Agreement in an amount not to exceed $250,000, less the amount of Parent Expenses previously paid to Parent (if any) pursuant to Section 8.3(c), it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.  Notwithstanding anything to the contrary in this Agreement, Parent's right to receive payment of the Termination Fee and Parent Expenses pursuant to Section 8.3(b)(ii) shall be, other than in the case of fraud, willful misconduct or intentional misrepresentation by the Company, the sole and exclusive remedy of Parent, Merger Sub, or any of their Affiliates against the Company or any of its Affiliates or any of its respective stockholders, partners, members or Representatives for any and all losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination, and upon payment of the Termination Fee and Parent Expenses in accordance with Section 8.3(b)(ii), none of the Company or any of its Affiliates or any of its respective stockholders, partners, members or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

(c) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(c)(i) under circumstances in which the Termination Fee is not then payable pursuant to Section 8.3(b)(i), then the Company shall reimburse Parent and its Affiliates for all of their reasonable out-of-pocket fees and expenses (including all reasonable out-of-pocket fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants to Parent and Merger Sub and their Affiliates) incurred by Parent or Merger Sub or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Parent Expenses”), up to a maximum amount of $250,000; provided, that the payment by the Company of the Parent Expenses pursuant to this Section 8.3(c) (i) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 8.3(b) except to the extent indicated in Section 8.3(b) and (ii) shall not relieve the Company from any liability or damage resulting from a breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement, and the amount of Parent Expenses paid by the Company shall be deducted from any amounts payable pursuant to Section 8.3(b).

(d) If the Company terminates this Agreement pursuant to Section 8.1(d)(i), the parties agree that the Company shall have suffered a loss and value to the Company of an incalculable nature and amount, unrecoverable in law, and Parent shall pay to Seller a termination fee of $250,000 (the “Reverse Termination Fee”), it being understood that in no event shall Parent be required to pay the Reverse Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, the Company's right to receive payment of the Reverse Termination Fee pursuant to this Section 8.3(d) shall be, other than in the case of fraud, willful misconduct or intentional misrepresentation by the Parent or Merger Sub, the sole and exclusive remedy of the Company or any of its Affiliates against Parent or Merger Sub or any of their Affiliates or any of their respective stockholders, partners, members or Representatives for any and all losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination, and upon payment of the Reverse Termination Fee in accordance with this Section 8.3(d), none of Parent, Merger Sub or any of their Affiliates or any of their respective stockholders, partners, members or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

(e) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii) under circumstances in which the Reverse Termination Fee is not then payable pursuant to Section 8.3(d), then Parent shall reimburse the Company and its Affiliates for all of their reasonable out-of-pocket fees and expenses (including all fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants to the Company and its Affiliates) incurred by the Company or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Company Expenses”), up to a maximum amount of $250,000; provided, that the payment by Parent of the Company Expenses pursuant to this Section 8.3(e) (i) shall not relieve the Parent of any subsequent obligation to pay the Reverse Termination Fee pursuant to Section 8.3(d) except to the extent indicated in Section 8.3(d), and (ii) shall not relieve the Parent from any liability or damage resulting from a breach prior to such termination of any of its representation, warranties, covenants or agreements set forth in this Agreement, and the amount of Company Expenses paid by Parent shall be deducted from any amounts payable pursuant to Section 8.3(d).

(f) Payment of the Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Parent (i) on the earliest of the execution of a definitive agreement with respect to, submission to the Stockholders of, or consummation of, any transaction contemplated by a Takeover Proposal, as applicable, in the case of a Termination Fee payable pursuant to Section 8.3(b)(i), or (ii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of termination by Parent pursuant to Section 8.1(c)(ii).  Payment of the Parent Expenses shall be made by wire transfer of same day funds to the account or accounts designated by Parent within two Business Days after the Company’s having been notified of the amount thereof by Parent.

(g) Payment of the Reverse Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by the Company as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of termination by the Company pursuant to Section 8.1(d)(i).  Payment of the Company Expenses shall be made by wire transfer of same day funds to the account or accounts designated by the Company within two Business Days after Parent’s having been notified of the amount thereof by the Company.

(h) The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amounts due pursuant to this Section 8.3, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 8.3, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 8.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal, Midwest Edition, in effect on the date such payment was required to be made.

Section 8.4 Amendment or Supplement

This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained; provided, however, that (a) after Merger Sub has accepted for payment and paid for Shares pursuant to the Offer, no amendment may be made which decreases the Share Merger Consideration or the Public Warrant Merger Consideration and (b) after the Company Stockholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval or adoption by the Stockholders without such further approval or adoption.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 8.5 Extension of Time; Waiver

At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the Stockholders without such further approval or adoption.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Nonsurvival of Representations and Warranties

None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 9.2 Notices

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to Parent, Merger Sub or the Surviving Corporation, to:

Galil Medical, Inc.
4364 Round Lake Road West
Arden Hills, MN 55112
Attention:  Scott Youngstrom, Chief Financial Officer
Facsimile:  484 530-3961

with a copy (which shall not constitute notice) to:

Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402
Attention:  Robert K. Ranum, Esq.
Email: rranum@fredlaw.com
Facsimile:  (612) 492-7077

(ii) if to the Company, to:

Perseon Corporation
460 West 50 North
Salt Lake City, UT 84101
Attention:  Scott Mayfield, Director of Finance

with a copy (which shall not constitute notice) to:

Dorsey & Whitney LLP
Kearns Building
136 South Main Street
Salt Lake City, UT, 84101-1685
Attention:  Nolan S. Taylor, Esq.
Email: Taylor.Nolan@dorsey.com
Facsimile: 1 (801) 933-7373

Section 9.3 Certain Definitions

For purposes of this Agreement:

(a) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b) “Business Day” has the meaning given to such term in Rule 14d-1(g) under the Exchange Act;

(c) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(d) “Israeli Parent” means Galil Medical Ltd.

(e) “knowledge” of any party means (i) the actual knowledge of any executive officer of such party or other officer having primary responsibility for the relevant matter or (ii) any fact or matter which any such officer of such party could be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensive investigation, consistent with such officer’s title and responsibilities, concerning the existence of the relevant matter;

(f) “Liability” means any liability, indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP);

(g) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

(h) “Public Warrantholders” means the holders of the Public Warrants;

(i) “Stockholders” means the stockholders of the Company;

(j) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person;

(k) “Tax” means (i) any and all federal, provincial, state, local, foreign and other taxes, including net income, gross income, gross receipts, capital gains, alternative, minimum, sales, consumption, use, social services, goods and services, value added, harmonized sales, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, wage, employment, unemployment, pension, health insurance, excise, severance, stamp, occupation, premium, property, windfall profits, environmental, customs, duties or other taxes, fees, assessments, social security contributions or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of any group of entities for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person;

(l) “Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, with respect to Taxes; and

Section 9.4 Interpretation

When a reference is made in this Agreement to a Section, Article, Schedule or Exhibit such reference shall be to a Section, Article, Schedule or Exhibit of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement.  All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 9.5 Entire Agreement

This Agreement (including the Exhibits and Schedules hereto), the Company Disclosure Letter, and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 9.6 No Third Party Beneficiaries

Except as provided in Section 6.8, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, Persons (other than the parties hereto) may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7 Governing Law

This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Laws principles of the State of Delaware.

Section 9.8 Submission to Jurisdiction

Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court.  Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.  Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.9 Assignment; Successors

Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that each of Parent and Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to (a) Parent or any of its Affiliates at any time, in which case all references herein to Parent or Merger Sub shall be deemed references to such other Affiliate, except that all representations and warranties made herein with respect to Parent or Merger Sub as of the date of this Agreement shall be deemed to be representations and warranties made with respect to such other Affiliate as of the date of such assignment or (b) after the Effective Time, to any Person.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.10 Enforcement

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 9.11 Currency

All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 9.12 Severability

Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 9.13 Waiver of Jury Trial

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.14 Counterparts

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.15 Facsimile Signature

This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

Section 9.16 No Presumption Against Drafting Party

Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GALIL MEDICAL, INC.

By:	/s/ Martin J. Emerson
Name: Martin J. Emerson
Title: CEO

GALIL MERGER SUB, INC.

By:	/s/ Martin J. Emerson
Name: Martin J. Emerson
Title: CEO

PERSEON CORPORATION

By:	/s/ Clinton E. Carnell Jr.
Name: Clinton E. Carnell Jr.
Title: Cheif Executive Officer

Exhibit A

CONDITIONS TO THE OFFER

Notwithstanding any other term of the Offer or the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares or Warrants tendered pursuant to the Offer and, subject to the terms of the Merger Agreement, may delay the acceptance for payment of or payment for Shares or may terminate or amend the Offer, if:

(a) prior to the expiration of the Offer, there shall not have been validly tendered and not withdrawn a number of Shares (excluding Shares tendered by guaranteed delivery for which the underlying Shares have not been received) that, together with the Shares, if any, then owned by Parent or any of its Subsidiaries, would represent at least a majority of the outstanding Shares on a fully diluted basis on the date of purchase (which means, as of any time, the number of Shares outstanding, together with all Shares that the Company would be required to issue pursuant to the conversion or exercise of all options, rights and securities convertible into or exercisable for Shares or otherwise) (the “Minimum Share Condition”);

(b) prior to the expiration of the Offer, there shall not have been validly tendered and not withdrawn a number of Public Warrants (excluding Public Warrants tendered by guaranteed delivery for which the underlying Public Warrants have not been received) that would represent at least sixty-five percent (65%) of the outstanding Public Warrants on the date of purchase (the “Minimum Public Warrant Condition”);

(c) (A) Parent (either directly or through its Affiliates) shall not have received the proceeds of the Financing or (B) Parent’s (or its Affiliate’s) lenders and/or investors shall not have definitively and irrevocably confirmed in writing to Parent and the Merger Sub that the proceeds of the Financing shall be available at the consummation of the Offer on terms acceptable to Parent and the Merger Sub and subject only to the satisfaction of the other Offer Conditions (the “Financing Proceeds Condition”);

(d) prior to the expiration of the Offer, the applicable waiting period under any foreign antitrust filings in respect of the transactions contemplated by this Agreement shall not have expired or been terminated;

(e) prior to the expiration of the Offer, there shall not have been agreements entered into with the holders of the Non-Public Warrants to terminate such Non-Public Warrants in exchange for the Non-Public Warrant Consideration;

(f) the Company shall have not received written letters of resignation from each of the current members of the Board of Directors of the Company, other than the three Independent Directors, and each Subsidiary, in each case effective at the consummation of the Offer; or

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(g) at any time on or after the date of this Agreement and before or at the time of the acceptance of such Shares for payment or the payment therefor, any of the following conditions shall exist:

(i) there shall be pending or threatened any Action by any Governmental Entity, or by any other Person having a reasonable likelihood of success, that seeks, directly or indirectly, to (A) challenge or make illegal or otherwise prohibit or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, or to make materially more costly the making of the Offer, or to obtain from the Company, Parent or Merger Sub any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (B) prohibit or limit the ownership, operation or control by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries or (C) impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any Shares (or shares of capital stock of the Surviving Corporation), including the right to vote the Shares purchased or owned by them on all matters properly presented to stockholders of the Company;

(ii) there shall be any Law enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that would, or would reasonably be expected to, directly or indirectly, result in any of the consequences referred to in clauses (A) through (C) of paragraph (g)(i) above;

(iii) since the date of the Merger Agreement, there shall have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually on in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(iv) (A) the Company shall have breached or failed to comply in any material respect with any of its obligations, covenants or agreements under the Merger Agreement, (B) (1) the representations and warranties of the Company set forth in Section 4.1, Section 4.2, Section 4.4, Section 4.5(a)(i), the last sentence of Section 4.6(a), Section 4.6(b), Section 4.8, Section 4.9(b), Section 4.11(c), (d), and (e), Section 4.26, Section 4.27, Section 4.28 or Section 4.29 shall not be true and correct as of the date of the Merger Agreement or as of any time on or after the date of the Merger Agreement as if made as of the time of such determination (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); or (2) any of the remaining representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct as of the date of the Merger Agreement or as of any time on or after the date of the Merger Agreement as if made as of the time of such determination (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of such representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all knowledge, materiality and “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded), or (C) Parent and Merger Sub shall have failed to receive a certificate of an executive officer of the Company, dated as of the scheduled expiration date of the Offer, to the effect set forth in the foregoing clauses (A) and (B); or

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(v) the Merger Agreement shall have been terminated in accordance with its terms or shall have been amended in accordance with its terms to provide for such termination or amendment of the Offer;

which, in any such case, in the reasonable judgment of Merger Sub or Parent, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment for Shares.

The foregoing conditions are for the sole benefit of Merger Sub and Parent and may be asserted by Merger Sub or Parent regardless of the circumstances giving rise to any such condition, in whole or in part at any applicable time or from time to time in their sole discretion prior to the expiration of the Offer, except that the conditions relating to receipt of any approvals from any Governmental Entity may be asserted at any time prior to the acceptance for payment of Shares, and all conditions (except for the Minimum Share Condition and Minimum Public Warrant Condition) may be waived by Parent or Merger Sub in their sole discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC.  The failure of Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Capitalized terms used in this Exhibit A and not otherwise defined shall have the respective meanings assigned thereto in the Merger Agreement to which this Exhibit A is attached (the “Merger Agreement).

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EXHIBIT B

NON-PUBLIC WARRANT CONSIDERATION

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